UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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NANOSTRING TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

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NANOSTRING TECHNOLOGIES, INC.
530 Fairview Avenue North
Seattle, WA 98109
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Virtually on Tuesday, June 16, 2020 at 9:00 a.m. Pacific Daylight Time
TO THE HOLDERS OF COMMON STOCK
OF NANOSTRING TECHNOLOGIES, INC.:
The Annual Meeting of Stockholders of NanoString Technologies, Inc., a Delaware corporation, will be held as a virtual meeting via live webcast on the Internet on Tuesday, June 16, 2020, at 9:00 a.m. Pacific Daylight Time. You will be able to attend the meeting, vote and submit your questions via the Internet at www.virtualshareholdermeeting.com/NSTG2020. Because the meeting is completely virtual and being conducted via the Internet, stockholders will not be able to attend the meeting in person. The meeting will be held for the following purposes as more fully described in the accompanying Proxy Statement:
1. To elect as Class I directors the three nominees named in this proxy statement to serve until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified;
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020;
3. To approve, on an advisory basis, the compensation of our named executive officers; and
4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The board of directors of NanoString Technologies, Inc. has fixed the close of business on April 20, 2020 as the record date for the meeting. Only stockholders of record of our common stock on April 20, 2020 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.
On or about April 27, 2020 we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our 2019 annual report can be accessed at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the virtual Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of NanoString Technologies, Inc. and look forward to you joining our virtual meeting or receiving your proxy.
By order of the Board of Directors,

R. Bradley Gray
President and Chief Executive Officer
Seattle, Washington
April 27, 2020

NANOSTRING TECHNOLOGIES, INC.
530 Fairview Avenue North
Seattle, WA 98109
PROXY STATEMENT
FOR 2020 ANNUAL MEETING OF STOCKHOLDERS
to be held virtually on Tuesday, June 16, 2020 at 9:00 a.m. Pacific Daylight Time
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on June 16, 2020 and any postponements, adjournments or continuations thereof. The Annual Meeting will be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/NSTG2020, on June 16, 2020 at 9:00 a.m. Pacific Daylight Time. On or about April 27, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of certain information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You will be voting on:

•
the election, as Class I directors, of the three nominees named in this proxy statement to hold office until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020;

•	an advisory vote on the compensation of our named executive officers; and

•	any other business that may properly come before the meeting.
How does the board of directors recommend I vote on these proposals?
The board of directors recommends a vote:

•	FOR the three nominees named in this proxy statement for election as Class I directors (Proposal No. 1);

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020 (Proposal No. 2); and

•	FOR the approval of our named executive officer compensation.
Who is entitled to vote?
Holders of our common stock as of the close of business on April 20, 2020, the record date, may vote at the Annual Meeting. As of the record date, we had 37,707,684 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Annual Meeting.
Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares directly at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?
There are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time, on June 15, 2020 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call), until 11:59 p.m. Eastern Time, on June 15, 2020;

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•
by attending and voting virtually via the Internet during the Annual Meeting. If you desire to vote during the meeting, please follow the instructions for attending and voting during the Annual Meeting posted at www.virtualshareholdermeeting.com/NSTG2020. Beneficial owners must obtain a legal proxy from their broker, bank or other nominee to vote during the meeting. Follow the instructions from your broker, bank or other nominee included with the notice of internet availability of proxy materials, or contact your broker, bank or other nominee, to request a legal proxy. All votes must be received by the independent inspector before the polls close during the meeting.

Can I change my vote?
Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Corporate Secretary of NanoString Technologies, Inc., in writing, at the address listed on the front page; or

•
attending and voting, virtually via the Internet, during the Annual Meeting. However, your attendance during the Annual Meeting will not automatically revoke your proxy unless you specifically so request. A stockholder’s last vote is the vote that will be counted.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. On or about April 27, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.
What is a quorum?
A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, virtually, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•
Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

•
Proposal No. 2: The ratification of the appointment of Ernst & Young LLP must receive the affirmative vote of a majority of the shares present virtually in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•
Proposal No. 3: The say-on-pay approval of our named executive officer compensation must receive the affirmative vote of a majority of the shares present virtually in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as votes "against" the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us or on our board of directors. Our board of directors and our compensation committee will consider the outcome of the vote when determining the named executive officer compensation.

How are proxies solicited for the Annual Meeting?
The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter — the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent directions from you (and failure to provide instructions on these matters will result in a “broker non-vote”).
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that NanoString Technologies, Inc. only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:
NanoString Technologies, Inc.
Attention: Investor Relations
530 Fairview Avenue North
Seattle, WA 98109
(888) 358-NANO (6266)
Stockholders who hold shares in street name should contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2021 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 28, 2020. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
NanoString Technologies, Inc.
Attention: Corporate Secretary
530 Fairview Avenue North
Seattle, WA 98109
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2021 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 11, 2021; and

•	not later than the close of business on March 13, 2021.
In the event that we hold our 2021 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2020 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.
If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not attend the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at such meeting.
Nomination of Director Candidates
You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of NanoString Technologies, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance — Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.
Availability of Bylaws
A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

What do I need to be able to attend the Annual Meeting online?
The Annual Meeting will be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/NSTG2020 on June 16, 2020, at 9:00 a.m. Pacific Daylight Time. In order to vote or submit a question during the Annual Meeting, you will need to follow the instructions posted at www.proxyvote.com and www.virtualshareholdermeeting.com/NSTG2020 and will need the control number included on your Notice or proxy card. If you do not have a control number, you will be able to listen to the meeting only and you will not be able to vote or submit your questions during the meeting.
The Annual Meeting webcast will begin promptly at 9:00 a.m. Pacific Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific Daylight Time, and you should allow ample time for the check-in procedures.
Why is this Annual Meeting being held virtually?
We are continuously exploring technologies and services that will best permit our stockholders to engage with us from any location around the world and exercise their vote, and we have decided to conduct the Annual Meeting on a virtual basis because we believe it will be more beneficial than holding a live meeting. We are excited to embrace the latest technology to provide ease of access and real-time communication, while reducing the environmental impact and costs associated with an in-person meeting. We believe that by hosting our Annual Meeting virtually, our stockholders will be provided the same rights and opportunities to participate as they would at an in-person meeting, while offering a greater level of flexibility for many of our stockholders who may not be able to attend an annual meeting of stockholders in person, particularly in light of the current COVID-19 pandemic and related restrictions and guidance on public gatherings.
Stockholders of record and street name stockholders with a legal proxy from their broker, bank, or other nominee will be able to attend the Annual Meeting by www.virtualshareholdermeeting.com/NSTG2020, which will allow such stockholders to submit questions before and during the Annual Meeting and vote shares electronically prior to or during the meeting. We believe our stockholders’ increased opportunity to participate in the Annual Meeting virtually should alleviate any concerns about disenfranchisement of our stockholder base as a result of our decision not to hold the Annual Meeting in person.
How can I submit a question before or during the Annual Meeting?
If you want to submit a question during the Annual Meeting, log into www.virtualshareholdermeeting.com/NSTG2020, type your question into the “Ask a Question” field, and click “Submit”. Stockholders are permitted to submit questions before and during the Annual Meeting via the virtual meeting website, with a limit of one question per stockholder. We will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting. Only questions that are relevant to an agenda item to be voted on by stockholders will be answered. Our virtual meeting website will also contain instructions for accessing technical support to assist in the event a stockholder encounters any difficulties accessing the virtual meeting. The questions received during the meeting and our answers will be available as soon as practicable after the Annual Meeting at www.virtualshareholdermeeting.com/NSTG2020. The questions and answers will remain available at www.virtualshareholdermeeting.com/NSTG2020 for one year after posting.
What if I have technical difficulties or trouble accessing the Annual Meeting?
If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/NSTG2020. Technical support will be available starting at 8:45 a.m. Pacific Time on June 16, 2020 and will remain available until the Annual Meeting has ended.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members. Seven of our directors are “independent” under the Nasdaq Stock Market listing standards. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.
The following table sets forth the names and certain other information for the nominee for election as a director and for each of the other members of the board of directors as of April 20, 2020.

Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
R. Bradley Gray	I	43	Director, President and Chief Executive Officer	2010	2020	2023
Robert M. Hershberg, M.D., Ph.D.(3)	I	57	Director	2015	2020	2023
Kirk D. Malloy, Ph.D.(2)	I	53	Director	2016	2020	2023
Continuing Directors
Elisha W. Finney(1)	II	58	Director	2017	2021	-
Gregory Norden(1)(2)	II	62	Director	2012	2021	-
Charles P. Waite(1)(3)	II	64	Director	2004	2021	-
Don R. Kania, Ph.D.(1)	III	65	Director	2019	2022	-
William D. Young(2)(3)	III	75	Chairman of the Board	2010	2022	-

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the nominating and corporate governance committee
Nominees for Director
R. Bradley Gray has served as a member of the board of directors and as President and Chief Executive Officer since June 2010. Prior to joining our company, Mr. Gray held various positions at Genzyme, a biotechnology company acquired by Sanofi in 2011. He served as Vice President of Product & Business Development for Genzyme Genetics, the diagnostic services division of Genzyme, from June 2008 to May 2010, leading the development of molecular diagnostics and partnering activities. From September 2006 to June 2008, he served as Vice President of Business & Strategic Development for Genzyme Genetics, leading growth efforts through partnerships and licensing. Mr. Gray joined Genzyme in October 2004 as Director of Corporate Development, supporting business development and leading Genzyme Ventures, the corporate venture capital fund of Genzyme. Prior to joining Genzyme, Mr. Gray was a management consultant in the healthcare practice of McKinsey & Company, a global management consulting firm, from September 2000 to October 2004, where he worked with senior healthcare executives in the United States and Europe on a broad range of issues including pharmaceutical and diagnostic product strategy, post-merger integration, organization design, and operational turnarounds. Mr. Gray received a B.A. in Economics and Management from Oxford University, where he studied as a British Marshall Scholar, and an S.B. in Chemical Engineering from the Massachusetts Institute of Technology. We believe that Mr. Gray possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as Chief Executive Officer and his knowledge of molecular diagnostic development and commercialization.

Robert M. Hershberg, M.D., Ph.D. has served as a member of the board of directors and as a member of the nominating and corporate governance committee since March 2015. Since March 2020, Dr. Hershberg, has been a Venture Partner at Frazier Healthcare Partners, a venture capital firm focused exclusively on biotechnology investments. From March 2017 until the acquisition of Celgene by Bristol-Myers Squibb in November 2019, Dr. Hershberg served as Executive Vice President of Business Development and Global Alliances of Celgene Corporation, a publicly-traded biopharmaceutical company, where he was a member of the Executive Committee and was responsible for all business development related activities across the company and management of business alliances. From January 2016 to March 2017, Dr. Hershberg served as the Chief Scientific Officer, where he was responsible for overseeing Celgene’s scientific platforms, discovery capabilities and early clinical development, and from July 2014 to January 2016, he served as Senior Vice-President of Immuno-Oncology at Celgene, where he led Celgene’s research and early development efforts across its immuno-oncology portfolio. From 2011 to 2017, Dr. Hershberg was President and Chief Executive Officer of VentiRx Pharmaceuticals, a clinical stage biopharmaceutical company, which he co-founded in 2006; from 2006 to 2011 he also served as its Executive Vice President and Chief Medical Officer. Prior to co-founding VentiRx, Dr. Hershberg served as Senior Vice President and Chief Medical Officer at Dendreon Corporation, a biotechnology company, where he led the clinical, regulatory and biometrics groups, focusing on the development of Provenge® in metastatic prostate cancer. From 2001 to 2003, Dr. Hershberg was the Vice President of Medical Genetics at Corixa, a pharmaceutical company (acquired by GlaxoSmithKline in 2005). Earlier in his career, Dr. Hershberg served as an Assistant Professor at Harvard Medical School and an Associate Physician at the Brigham and Women’s Hospital in Boston, Massachusetts. Dr. Hershberg holds a clinical faculty position at the University of Washington School of Medicine and is a member of the scientific advisory board of the Institute for Protein Design at the University of Washington. He is an independent member of the board of directors of Adaptive Biotechnologies Corporation (Nasdaq: ADPT), Recursion Pharmaceuticals, and Silverback Therapeutics. He completed his undergraduate degree in molecular biology and M.D. at UCLA, and his Ph.D. in biology at the Salk Institute. We believe Dr. Hershberg is qualified to serve as a director of NanoString because of his extensive experience as a senior executive officer at multiple biotechnology companies.
Kirk D. Malloy, Ph.D. has served as a member of the board of directors since September 2016 and as a member of the compensation committee since May 2017. Dr. Malloy served as Chief Executive Officer of Verogen, Inc., from August 2017 to August 2018 after founding the company and securing initial funding. Dr. Malloy is currently founder and principal at BioAdvisors, LLC, where he provides strategic consulting services to life science, diagnostics, and genomics companies. Prior to founding BioAdvisors in April 2016, he was at Illumina, Inc. from 2002 to 2016, most recently as Senior Vice President and General Manager of Life Sciences and Applied Markets from January 2014 to April 2016. From May 2005 to December 2013 he served as Vice President of Global Customer Solutions; he was also Vice President of Global Quality from December 2005 to May 2007. Dr. Malloy joined Illumina in 2002 as Senior Director of Global Customer Solutions. Before Illumina, he held various commercial leadership positions at Biosite Diagnostics and QIAGEN Inc. Dr. Malloy currently serves as Chairman of the Board for Organovo, a publicly-traded company that designs and creates functional, three-dimensional human tissues for use in medical research and therapeutic applications. He also serves as a director for several private genomics tools companies. Dr. Malloy earned his B.S. in Biology from the University of Miami, and his M.S. and Ph.D. from the University of Delaware and held post-doctoral and instructor positions at Boston University and Northeastern University. We believe Dr. Malloy is qualified to serve as a director of NanoString because of his extensive experience with more than 20 years of commercial leadership in life science tools, applied markets, and molecular diagnostics.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Continuing Directors
Directors Continuing in Office Until the 2021 Annual Meeting of Stockholders
Elisha W. Finney has served as a member of the board of directors and as a member of the audit committee since May 2017 and was appointed chair of the Audit Committee in April 2019. Ms. Finney retired in May 2017 from her position as the Executive Vice President and CFO of Varian Medical Systems, a publicly-traded developer of cancer care solutions. At Varian, her management responsibilities included corporate accounting, corporate communications and investor relations, internal audit, risk management, tax and treasury, and corporate information systems. Ms. Finney was named vice president, finance and CFO of Varian Medical Systems in April 1999, Senior Vice President and CFO in 2005 and Executive Vice President and CFO in 2012. She joined Varian as risk manager in 1988. Prior to joining Varian, Ms. Finney was with the Fox Group, a property management company in Foster City, California and Beatrice Foods in Chicago, Illinois. She holds a BA degree in risk management and insurance from the University of Georgia as well as an MBA degree from Golden Gate University in San Francisco. Ms. Finney currently serves on the board of directors at ICU Medical, Inc., a publicly traded infusion-therapy company, iRobot Corporation, a publicly-traded maker of consumer robots, and METTLER-TOLEDO International Inc., a publicly-traded maker and marketer of precision instruments for use in laboratory, industrial and food retailing applications, and she previously served as a board member at CUTERA, Inc., Altera Corporation, Thoratec and Laserscope. We believe that Ms. Finney is qualified to serve as a director of NanoString because of her more than 25 years of financial and life science expertise.
Gregory Norden has served as a member of the board of directors since July 2012 and as a member of the audit committee since July 2012, including as chairman of the audit committee from July 2012 to April 2019. Mr. Norden has also served as a member of the compensation committee since April 2015 and was appointed as chair of the compensation committee in April 2019. From 1989 to 2010, Mr. Norden held various senior positions with Wyeth/American Home Products, most recently as Wyeth’s Senior Vice President and Chief Financial Officer. Prior to this role, Mr. Norden was Executive Vice President and Chief Financial Officer of Wyeth Pharmaceuticals. Prior to his affiliation with Wyeth, Mr. Norden served as Audit Manager at Arthur Andersen & Company. Mr. Norden also serves on the boards of directors of Royalty Pharma, the industry leader in the acquisition of revenue-producing intellectual property, Univision, the leading media company serving Hispanic America, Zoetis, the leading animal health company and Entasis Therapeutics, a clinical stage biopharmaceutical company. Mr. Norden is a former director of Welch Allyn (acquired by Hill-Rom in 2015), Lumara Health (acquired by AMAG Pharmaceuticals in 2014), and Human Genome Sciences (acquired by GlaxoSmithKline in 2012). Mr. Norden received a M.S. in Accounting from Long Island University - C.W. Post and a B.S. in Management/Economics from the State University of New York - Plattsburgh. We believe that Mr. Norden’s qualifications to serve on the board of directors include his extensive financial and accounting expertise and experience at Wyeth and at Arthur Andersen & Company and his significant experience in the biopharmaceutical industry.
Charles P. Waite has served as a member of the board of directors since July 2004, as a member of the audit committee and nominating and corporate governance committee since June 2009, and as a member of the compensation committee from June 2009 to April 2017; he currently serves as chairman of the nominating and corporate governance committee. He has been a General Partner of OVP Venture Partners II and a Vice President of Northwest Venture Services Corp. since 1987, a General Partner of OVP Venture Partners III since 1994, a General Partner of OVP Venture Partners IV since 1997, a General Partner of OVP Venture Partners V since 2000, a General Partner of OVP Venture Partners VI since 2001, and a General Partner of OVP Venture Partners VII since 2007, all of which are venture capital firms. Prior to joining OVP, Mr. Waite was a General Partner at Hambrecht & Quist Venture Partners from 1984 to 1988, where he focused on investments in information technology and life sciences. He is a former director of Complete Genomics, a publicly-traded DNA sequencing platform developer (acquired by BGI-Shenzen in March 2013), and currently serves on the board of directors of eight private companies. Mr. Waite received an A.B. in history from Kenyon College and an M.B.A. from Harvard University. We believe that Mr. Waite’s significant operational and leadership experience as a venture capital investor who sits on a number of boards qualify him to serve as a director. Mr. Waite’s investment focus on life sciences companies also provides substantial expertise in our industry.
Directors Continuing in Office Until the 2022 Annual Meeting of Stockholders
Don R. Kania, Ph.D. has served as a member of the board of directors and as a member of the audit committee since
October 2019. From 2006 to 2016, Dr. Kania served as CEO and president of FEI Company until its acquisition by Thermo Fisher Scientific Inc. Dr. Kania also held various positions at Veeco Instruments Inc. He joined as chief technology officer in 1998, was named general manager in 1999, group president in 2003, president in 2004, and most recently president and chief operating officer in 2006. Prior to that he held technical and general management positions of increasing responsibility at Lawrence Livermore National Laboratory from 1993 to 1998 and Los Alamos National Laboratory from 1987 to 1991. From

1991 to 1993, he was Research Director at Crystallume, a manufacturer of thin film diamond coatings. Dr. Kania currently serves on the board of directors of Intuitive Surgical. He previously served as a board member of Aldevron LLC, the leading global supplier of plasmid DNA used in gene therapies, and of American Science and Engineering Inc., a leading manufacturer of X-ray imaging equipment. He is also on the Board of Trustees of Pacific University and the Oregon Health & Science University Foundation and he serves as an advisor to several privately held life sciences companies. He holds B.S., M.S. and
Ph.D. degrees in physics and engineering from the University of Michigan. We believe that Dr. Kania’s demonstrated leadership as a chief executive officer of a public life science company qualifies him to serve as a director.
William D. Young has served as the chairman of the board of directors since January 2010 and as a member of the audit committee from November 2011 to April 2019 and nominating and corporate governance committee since September 2013. Mr. Young was appointed as a member of the compensation committee in April 2019. Mr. Young is a Senior Advisor at
Blackstone Life Sciences since November 2018, following Blackstone’s acquisition of Clarus Ventures. Prior to Blackstone he was a Venture Partner at Clarus Ventures, a health care and life sciences venture capital firm, which he joined in March
2010. Prior to joining Clarus Ventures, Mr. Young served from 1999 until June 2009 as chairman of the board of directors and
Chief Executive Officer of Monogram Biosciences, a biotechnology company acquired by Laboratory Corporation of America in June 2009. From 1980 to 1999 Mr. Young was employed at Genentech, a biotechnology company acquired by Roche in
March 2009, most recently as Chief Operating Officer from 1997 to 1999, where he was responsible for all Product
Development, Manufacturing and Commercial functions. Mr. Young joined Genentech in 1980 as Director of Manufacturing and Process Sciences and became Vice President in 1983. Prior to joining Genentech, Mr. Young worked at Eli Lilly & Co. for
14 years and held various positions in production and process engineering, antibiotic process development and production management. Mr. Young is a member of the boards of directors of Vertex Pharmaceuticals and Theravance Biopharma where he is the lead independent director. Mr. Young retired from BioMarin Pharmaceutical’s board of directors in November 2015 and from Biogen Inc.’s board of directors in June 2014. Mr. Young received his M.B.A. from Indiana University and his B.S. in chemical engineering from Purdue University, and an honorary doctorate of engineering from Purdue University. Mr. Young was elected to The National Academy of Engineering in 1993 for his contributions to biotechnology. We believe that Mr.
Young’s demonstrated leadership in his field, his understanding of the industry and his senior management experience in several companies in our industry qualify him to serve as the chairman of the board of directors.
Director Independence
Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the board of directors has determined that none of Messrs. Young, Waite and Norden, Ms. Finney, and Drs. Hershberg, Kania, and Malloy, representing seven of our eight directors, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the rules of The Nasdaq Stock Market. The board of directors also determined that the members of our audit committee, Ms. Finney, Dr. Kania and Messrs. Norden and Waite , the members of our compensation committee, Dr. Malloy and Messrs. Norden and Young, and the members of our nominating and corporate governance committee, Dr. Hershberg and Messrs. Waite and Young, satisfy the independence standards for those committees established by applicable SEC rules and the rules of The Nasdaq Stock Market.
Leadership Structure
Mr. Young serves as the Chairman of the Board, and Mr. Gray serves as President and Chief Executive Officer of the Company. The roles of Chief Executive Officer and Chairman of the Board are currently separated in recognition of the differences between the two roles. We believe that it is in the best interests of our stockholders for the Board to make a determination regarding the separation or combination of these roles each time it elects a new Chairman or appoints a Chief Executive Officer, based on the relevant facts and circumstances applicable at such time. In June 2010, when Mr. Gray was first appointed President and Chief Executive Officer, the Board determined it was in the best interests of the Company to continue to maintain an independent Chairman to allow Mr. Gray to focus on his primary responsibility for the operational leadership and strategic direction of the Company.

Board Meetings and Committees
During the year ended December 31, 2019, the board of directors held six meetings (including regularly scheduled and special meetings) and no incumbent director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member, with the exception of Dr. Hershberg.
Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. Six of our eight then-serving directors attended our 2019 annual meeting of stockholders.
Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
The current members of our audit committee are Ms. Finney (chair), Dr. Kania, and Messrs. Norden and Waite. The composition of our audit committee meets the requirements for independence under current Nasdaq Stock Market listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the Nasdaq Stock Market listing standards. Our board of directors has determined that each of Ms. Finney and Messrs. Kania and Norden are audit committee financial experts, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of The Nasdaq Stock Market.
Our audit committee oversees our corporate accounting and financial reporting process and assists the board of directors in monitoring our financial systems. Our audit committee will also:

•	approve the hiring, discharging and compensation of our independent auditors;

•	oversee the work of our independent auditors;

•	approve engagements of the independent auditors to render any audit or permissible non-audit services;

•	review the qualifications, independence and performance of the independent auditors;

•	review financial statements, critical accounting policies and estimates;

•	review the adequacy and effectiveness of our internal controls; and

•	review and discuss with management and the independent auditors the results of our annual audit, our quarterly financial statements and our publicly filed reports.
The audit committee held nine meetings in 2019. The audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of the Nasdaq Stock Market. A copy of the Audit Committee Charter is available on our website at http://investors.nanostring.com/corporate-governance.
Compensation Committee
The current members of our compensation committee are Mr. Norden (chair), Dr. Malloy, and Mr. Young. The composition of our compensation committee meets the requirements for independence under current Nasdaq Stock Market listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Our compensation committee oversees our compensation policies, plans and benefits programs. The compensation committee will also:

•	review and recommend policies relating to compensation and benefits of our officers and employees;

•	review and approve corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers;

•	evaluate the performance of our officers in light of established goals and objectives;

•	oversee succession planning for officers and other members of the senior leadership team;

•	approve compensation of our officers based on its evaluations; and

•	administer the issuance of stock options and other awards under our stock plans.
During 2019, our compensation committee met five times. The compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of the Nasdaq Stock Market. A copy of the Compensation Committee Charter is available on our website at http://investors.nanostring.com/corporate-governance. In April 2020, the board of directors approved the amendment of the compensation committee’s charter to include as one of the committee’s responsibilities the review and recommendation of policies relating to the compensation of our non-employee directors, which had previously been the responsibility of the nominating and corporate governance committee. The board of directors believes that consolidating all compensation decisions in one committee will streamline the committee’s processes and result in better alignment of executive officer and board member compensation policies.
Pursuant to its charter, the compensation committee may form subcommittees and delegate to such subcommittees any power and authority the compensation committee deems appropriate, excluding any power or authority required by law, regulation or listing standard to be exercised by the compensation committee as a whole. The compensation committee has delegated limited authority to the employee equity grant committee, consisting of three members of senior management, to make certain equity grants to new hires and employees. This committee was historically authorized to make stock option grants and restricted stock unit grants to new employees who are not officers and merit-based one-time extraordinary awards of stock options and restricted stock units to existing employees who are not officers. In March 2020, the employee equity grant committee’s charter was revised such that the committee is authorized to make restricted stock unit grants to new employees who are not officers and merit-based one-time extraordinary awards of restricted stock units to existing employees who are not officers. These grants are subject to pre-determined ranges for employees at different levels of seniority and vesting schedules as set forth in the committee’s charter approved by the compensation committee. The amount of stock that can be used for such grants is subject to an annual limit, which may be adjusted annually by the compensation committee.
Nominating and Corporate Governance Committee
The current members of our nominating and corporate governance committee are Mr. Waite (chair), Dr. Hershberg and Mr. Young. The composition of our nominating and corporate governance committee meets the requirements for independence under current Nasdaq Stock Market listing standards and SEC rules and regulations.
Our nominating and corporate governance committee oversees and assists the board of directors in reviewing and recommending nominees for election as directors. The nominating and corporate governance committee will also:

•	evaluate and make recommendations regarding the organization and governance of the board of directors and its committees;

•	assess the performance of members of the board of directors and make recommendations regarding committee and chair assignments;

•	recommend desired qualifications for board of directors membership and conduct searches for potential members of the board of directors; and

•	review and make recommendations with regard to our corporate governance guidelines.
During 2019, our nominating and corporate governance committee met five times. The nominating and corporate governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of the Nasdaq Stock Market. In April 2020, the board of directors approved the amendment of the nominating and corporate governance committee’s charter to remove as one of the committee’s responsibilities the review and recommendation of policies relating to the compensation of our non-employee directors, and moved such responsibility to the compensation committee. The board of directors believes that consolidating all compensation decisions in one committee will streamline the committee’s processes and result in better alignment of executive officer and board member compensation policies. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at http://investors.nanostring.com/corporate-governance.
Compensation Risk Analysis

Our compensation committee reviews and discusses with management the risks arising from our executive compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. In addition, our compensation committee engaged Radford in 2019 to independently conduct a risk assessment of our executive compensation program. Based on those reviews, the compensation committee structures our executive compensation program to encourage our NEOs to focus on both long-term and short-term success. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.

Compensation Committee Interlocks and Insider Participation
During 2019, the members of our compensation committee included Drs. Galakatos and Malloy and Messr. Norden and Young. As of April 26, 2019, the members of our compensation committee are Dr. Malloy and Messrs. Norden and Young. None of the members of our compensation committee is or has been an officer or employee of us. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of the Company’s business and other commitments. Other than the foregoing, there are no stated minimum criteria for director nominees.
Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations.
The nominating and corporate governance committee engages Spencer Stuart from time to time to identify and assist in evaluating director candidates, including diverse candidates, whose names are submitted to our nominating and corporate governance committee for further evaluation. This process also is intended to ensure that the committee is considering a diverse group of candidates.
Annual Board Evaluations
The board conducts an annual evaluation of its performance based in part on annual self-assessments completed by the board members. The chairperson of the board, together with our general counsel, conducts in-depth interviews with each board member to evaluate the board’s composition, culture, processes, and relationship with management as well as each board member’s view of his or her knowledge and understanding of our business and contributions to board deliberations. Each board member is also asked to identify areas where the board as a group and the board member individually could improve performance. Members of the board committees engage in assessing their respective committee’s performance during that year. These assessments are then aggregated and presented to the board and committees, who then determine what specific actions should be taken in response to this input.
Stockholder Recommendations for Nominations to the Board of Directors
The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.
A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to NanoString Technologies, Inc., Attention: Corporate Secretary, 530 Fairview Avenue North, Seattle, WA 98109. For our 2021 annual meeting of stockholders, notice must be received by us no earlier than February 11, 2021, and no later than March 13, 2021.

The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.
Stockholder Communications with the Board of Directors
Stockholders wishing to communicate with a non-management member of the board of directors may do so by writing to such director, and mailing the correspondence to: NanoString Technologies, Inc., Attention: Corporate Secretary, 530 Fairview Avenue North, Seattle, WA 98109. All such stockholder communications will be forwarded to the appropriate committee of the board or non-management director.
Corporate Governance Principles and Code of Business Conduct and Code of Ethics
Our board of directors has adopted Corporate Governance Principles. These principles address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In April 2020, the board of directors revised the Corporate Governance Principles to give the Compensation Committee responsibility for oversight of non-employee board member compensation which had previously been overseen by the nominating and corporate governance committee. It also approved the amendment of the charters of the compensation committee and of the nominating and corporate governance committee to enable this change. The board of directors believes that consolidating all compensation decisions in one committee will streamline the committee’s processes and result in better alignment of executive officer and board member compensation policies.
In addition, our board of directors has adopted a Code of Business Conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The board of directors also has adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and other senior financial officers. The full text of our Corporate Governance Principles, Code of Business Conduct and Code of Ethics is posted on the Corporate Governance portion of our website at http://investors.nanostring.com/corporate-governance. We will post amendments to our Corporate Governance Principles, Code of Business Conduct and Code of Ethics or waivers of the same for directors and executive officers on the same website.
Risk Management
The board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including market and technology risks, credit risks, cybersecurity, liquidity risks and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of the board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through discussions with committee members about such risks. The board of directors believes that its leadership structure is consistent with the administration of its risk oversight function.
Non-Employee Director Compensation
The following table provides information regarding compensation paid by us to our non-employee directors during 2019. Directors who are also our employees receive no additional compensation for their service as a director. During 2019 one director, Mr. Gray, our President and Chief Executive Officer, was an employee. Mr. Gray’s compensation is discussed under the caption “Executive Compensation.” We reimburse our directors for expenses associated with attending meetings of our board of directors and meetings of committees of our board.

2019 Director Compensation Table

Name	Fees Earned or paid in Cash	Stock Awards(1)	Option Awards(1)	Total
William D. Young(2)	$91,483	$49,991	$99,988	$241,462
Elisha Finney(3)	57,222	49,991	99,988	207,201
Nicholas Galakatos, Ph.D.(4)	24,467	—	49,994	74,461
Robert M. Hershberg, M.D., Ph.D.(5)	45,000	49,991	99,988	194,979
Don R. Kania, Ph.D.(6)	8,172	—	199,928	208,100
Kirk D. Malloy, Ph.D.(7)	46,000	49,991	99,988	195,979
Gregory Norden(8)	62,272	49,991	99,988	212,251
Charles P. Waite(9)	57,500	49,991	99,988	207,479

(1)
Represents the aggregate grant date fair value of restricted stock units and stock option awards granted in 2019. These amounts have been computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, without regard to estimated forfeitures. For a discussion of valuation assumptions, see the notes to our financial statements included in our Annual Report on Form 10-K filed with the SEC on March 2, 2020.

(2)
As of December 31, 2019, Mr. Young held options for the purchase of 85,195 shares of common stock, of which 81,338 shares were vested as of such date, and 1,890 restricted stock units scheduled to vest, of which none were vested as of such date.

(3)
As of December 31, 2019, Ms. Finney held options for the purchase of 35,788 shares of common stock, of which 31,931 shares were vested as of such date, and 1,890 restricted stock units scheduled to vest, of which none were vested as of such date.

(4)
As of December 31, 2019, Dr. Galakatos held no remaining options for the purchase shares of common stock. On April 8, 2019, Dr. Galakatos did not stand for re-election at the 2019 annual meeting and ceased to be a director on June 18, 2019.

(5)
As of December 31, 2019, Dr. Hershberg held options for the purchase of 49,812 shares of common stock, of which 45,955 shares were vested as of such date, and 1,890 restricted stock units scheduled to vest, of which none were vested as of such date.

(6)	As of December 31, 2019, Dr. Kania held options for the purchase of 16,963 shares of common stock, of which no shares have vested as of such date.

(7)
As of December 31, 2019, Dr. Malloy held options for the purchase of 40,231 shares of common stock, of which 36,374 shares were vested as of such date, and 1,890 restricted stock units scheduled to vest, of which none were vested as of such date.

(8)
As of December 31, 2019, Mr. Norden held options for the purchase of 67,452 shares of common stock, of which 63,595 shares were vested as of such date, and 1,890 restricted stock units scheduled to vest, of which none were vested as of such date.

(9)
As of December 31, 2019, Mr. Waite held options for the purchase of 57,046 shares of common stock, of which 53,189 shares were vested as of such date, and 1,890 restricted stock units scheduled to vest, of which none were vested as of such date.

Director Compensation Program
Director Compensation Policy
The director compensation policy that was in effect in 2019 was adopted in connection with our initial public offering in June 2013 and has been amended from time to time, most recently in 2019 and 2020, as described below. The philosophy underlying our non-employee director compensation program is to provide reasonable compensation to our non-employee directors that is appropriately aligned with our peers and is commensurate with the services and contributions of our non-employee directors. All directors will be reimbursed for expenses in their capacities as directors in accordance with our standard expense reimbursement policy. Dr. Galakatos, who served as a director through part of 2019 and did not stand for re-election at our 2019 annual meeting of stockholders, is a senior managing director of Blackstone, which was a stockholder of our company through certain of its affiliated entities, and as a result of the internal policies of Blackstone, Dr. Galakatos was required to hold or remit any compensation received for his service on our board of directors for the benefit of Clarus Ventures or its affiliates, which had been acquired by Blackstone.
At the time of our initial public offering, the compensation committee retained Arnosti Consulting, Inc., or Arnosti Consulting, an independent compensation advisory firm, to provide recommendations to the nominating and corporate governance committee, or the NCG committee, on non-employee director compensation. Arnosti Consulting provided us with competitive data, analysis and recommendations regarding any appropriate updates to the non-employee director compensation policy previously in place. For purposes of the policy, each director is classified into one of the two following categories: (1) an “employee director,” is a director who is employed by us; and (2) a “non-employee director,” is a director who is not an employee director. Only non-employee directors receive compensation under the director compensation policy, which is provided in the form of equity and cash, as described below.
In December 2018, the nominating and corporate governance committee retained Radford, an independent compensation consultant, to replace Arnosti Consulting. That same month, the board suspended the annual non-employee director grants that were scheduled to be issued on January 1, 2019, in order to allow for the completion of Radford’s review of the director compensation policy and the implementation of any resulting equity compensation changes.
Radford conducted an extensive review of our director compensation policies and practices and conducted an extensive market analysis. Radford confirmed that director cash compensation generally was competitive to the market for 2019, although compensation to the chairs of our audit and compensation committees slightly lagged that provided by our peers. Based on its benchmarking of director equity, Radford reported that a number of our peer companies had begun using a blend of stock options and restricted stock units, rather than just stock options. Radford also found that the prevalent peer group practice was to use a target dollar value for setting equity awards rather than a percentage of outstanding company stock methodology. Based on these findings, and our philosophy of generally delivering equity value that falls between the 50th and 75th percentiles of peer company equity levels in order to reasonably compensate our non-employee directors for their service, the nominating and corporate governance committee recommended to our board of directors in January 2019, and our board subsequently approved, that our director compensation program consist of the following components.
Equity Compensation
In light of the suspension of the scheduled January 1, 2019 annual equity grants to our non-employee directors pending Radford’s review of our director compensation policy, in March 2019, the board approved an interim option grant valued at $50,000 to each director. This grant vested in full on the day prior to the date of the annual meeting of stockholders, June 18, 2019, subject to continued service as a director through the vesting date, and subject to the change in control provisions of our 2013 Equity Incentive Plan, which are described below. Pursuant to the policy as modified in 2019, each non-employee director will be granted annual equity grants valued at $100,000 (described below), which will be split equally (by value) between stock options and restricted stock units, and will be granted on the date of the annual stockholders’ meeting each year. All of the shares underlying the annual equity grants will vest in full on the date that is the earlier of the one year anniversary of the date of grant or the date immediately prior to the next annual stockholders meeting, subject to continued service as a director through the vesting date, and subject to the change in control provisions of our 2013 Equity Incentive Plan, which are described below.
The number of options will be determined by dividing the dollar value of the grant by the Black Scholes value of a share and the number of restricted stock units will be determined by dividing the dollar value of the grant by the fair market value of a share, meaning the closing price of a share, of the Company’s common stock on the date of the grant. The per share exercise price of the initial and annual option grants is the fair market value of a share of our common stock, as determined in accordance with our 2013 Equity Incentive Plan, on the date of the grant.
In 2019, the regularly scheduled annual equity grants under the new director compensation policy described above occurred on the date of the annual meeting of stockholders, June 18, 2019.

Under the policy as modified in 2019, upon joining our board of directors, each non-employee director will be granted automatically on their start date as a non-employee director an initial stock option valued at $200,000 (described further below). The shares underlying the initial grant vest as to one-third of the total shares on each anniversary of the grant date over three years, subject to continued service as a director through each vesting date, and subject to the change in control provisions of our 2013 Equity Incentive Plan, which are described below.
Awards granted under the outside director compensation policy are granted pursuant to, and subject to the other terms and conditions of, our 2013 Equity Incentive Plan. Under our 2013 Equity Incentive Plan, the vesting of each grant described above accelerates in full in connection with a “change in control” as defined in our 2013 Equity Incentive Plan, if the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation of the director that is not at the request of the acquirer. In addition, our 2013 Equity Incentive Plan provides that no non-employee director may be granted, in any fiscal year, stock-settled equity awards with a grant date fair value (determined in accordance with GAAP) of more than $500,000, with this limit increased to $1,000,000 in connection with his or her initial service, or cash-settled awards with a grant date fair value of more than $175,000, increased to $350,000 in connection with his or her initial service.
Cash Compensation
For 2019, each non-employee director received an annual cash retainer of $40,000 for serving on the board of directors, which we believe aligned with market practices and provided our non-employee directors with reasonable compensation commensurate with their service. In addition to the annual retainer, the chairperson of the board of directors received an additional cash retainer of $40,000 for 2019, and the chairpersons of the board’s audit committee, compensation committee and nominating and corporate governance committee were entitled to an additional cash retainer of $20,000, $13,000 and $10,000 per year, respectively. Non-chair members of the audit committee, compensation committee and nominating and corporate governance committee were entitled to an additional cash retainer of $7,500, $6,000 and $5,000 per year, respectively. Except for modest increases from 2018 in the audit and compensation committee chair retainers (of $2,000 and $1,000, respectively) to align with the market 50th percentile, these retainers remained the same as in 2018 and 2017. All cash payments were paid in four equal installments at the end of each calendar quarter during which such individual served as a director (such payments to be prorated for service during a portion of such quarter).
2020 Changes to Director Compensation Policy
In December 2019 and into early 2020, the nominating and corporate governance committee worked with Radford to review our outside director compensation policy for competitiveness with the market. Radford conducted an extensive review of our director compensation policies and practices and conducted an extensive market analysis. Radford confirmed that director equity compensation and certain aspects of cash compensation generally was positioned somewhat below what the committee deemed appropriate in relation to our peers. In addition, the committee decided to eliminate stock options as a component of director equity and only grant restricted stock units, to better align with our peers and to parallel a change that was also made for employee equity. As a result, in February 2020, the nominating and corporate governance committee recommended, and our board approved the following changes to our outside director policy:

•
initial equity grant granted to outside directors on their start date in restricted stock units valued at $340,000 to vest one-third each year over three years on the anniversary of the grant date and subject to continued service as a director through the vesting dates; and

•
the annual equity grants to outside directors in restricted stock units valued at $170,000 to vest 100% on the date that is the earlier of the first anniversary of the grant date or the date that is immediately prior to the date of the next annual stockholders’ meeting, subject to continued service as a director through the vesting date; and

•	modest increases in the retainers to our compensation committee chair and members and audit committee members to align with the market 50th percentile.
The number of restricted stock units will be calculated as follows, with the resulting number of RSUs subject to the award rounded down to the nearest whole share: (x) such approved value divided by (y) the average closing price of a share of our common stock for the period starting on the date that is thirty (30) calendar days prior to the grant date and ending on (and inclusive of) the calendar day prior to such grant date.
In addition, we adopted stock ownership guidelines in February 2020 to strengthen the alignment of interests among stockholders, directors, NEOs, and other officers. The policy provides that our outside directors are expected to hold 3x their annual retainers, our CEO is expected to hold 3x his base salary, and our Senior Vice Presidents are each expected to hold 1x his base salary, within five years of the later of: (i) February 2020 (date of policy adoption); and (ii) the date such person first becomes subject to the policy. See “Stock Ownership Guidelines” in the Compensation Discussion and Analysis” section of this proxy for additional details.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Summary
PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accounting firm for the completion of our audit for the year ended December 31, 2019. As discussed below, in March 2020, the audit committee approved the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the year ending December 31, 2020, and our board of directors has further directed that we submit the selection of our independent registered public accounting firm for 2020 for ratification by the stockholders at the Annual Meeting.
Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of NanoString Technologies, Inc. and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2020. Our audit committee is submitting the selection of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present virtually at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders. We do not expect representatives of PwC will attend the Annual Meeting.
If the stockholders do not ratify the appointment of EY, the audit committee may reconsider the appointment.
Change in Independent Registered Public Accounting Firm
As previously disclosed, on March 16, 2020, the audit committee approved the dismissal of PwC, as our independent registered public accounting firm effective March 16, 2020. EY’s engagement as our independent registered public accounting firm was effective March 19, 2020.
Information about PricewaterhouseCoopers LLP
PwC’s reports on our financial statements for the years ended December 31, 2019 and 2018 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
During our two most recent fiscal years ended December 31, 2019 and 2018 and the subsequent interim period through March 16, 2020, there were no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”) and the related instructions thereto, with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.
During our two most recent fiscal years ended December 31, 2019 and 2018 and the subsequent interim period through March 16, 2020, except as noted below, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto. As disclosed in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission (“SEC”) on March 11, 2019 (“2018 Annual Report”), we identified a material weakness related to an ineffective control environment resulting from not having sufficient resources with an appropriate level of information technology controls knowledge, expertise and training commensurate with our financial reporting requirements. This material weakness contributed to additional material weaknesses in that we did not design and maintain effective information technology general controls, as well as certain controls related to creating and posting journal entries. As disclosed in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 2, 2020 (the “2019 Annual Report”), we identified material weaknesses related to an ineffective control environment resulting from not having sufficient resources with an appropriate level of controls knowledge, expertise and training commensurate with our financial reporting requirements. The deficiencies in the control environment contributed to additional material weaknesses in that we did not design and maintain effective information technology general controls, as well as certain controls related to creating and posting journal entries, as well as controls related to customer order entry, price and quantity during the product and services billing and revenue processes, and controls related to periodic inventory counts, receiving of inventory, and recording adjustments to inventory quantities. The subject matter of these reportable events was discussed by the audit committee with PwC. We authorized PwC to respond fully to the inquiries of EY concerning the subject matter of the reportable events.

We provided PwC with a copy of a Current Report on Form 8-K (the “Form 8-K”), which was filed with the SEC on March 20, 2020, and requested that PwC furnish us with a letter addressed to the SEC stating whether PwC agreed with the disclosures in the Form 8-K and, if not, stating the respects in which it did not agree. We received the requested letter from PwC and a copy of the letter, dated March 20, 2020, was filed as Exhibit 16.1 to the Form 8-K and such letter is incorporated by reference herein.
Information about Ernst & Young LLP
On March 16, 2020, the audit committee approved the appointment of EY as our new independent registered public accounting firm, effective March 19, 2020. During our two most recent fiscal years ended December 31, 2019 and 2018, and the subsequent interim period through March 19, 2020, neither we nor anyone acting on our behalf consulted with EY regarding any of the matters described in Items 304(a)(2)(i) and (ii) of Regulation S-K.
Fees of the Independent Registered Public Accounting Firm
The following table summarizes the fees billed by PwC, our independent registered public accounting firm, for the years ended 2019 and 2018.

	Year Ended December 31,
Fee Category	2019	2018
Audit fees (1)	$3,886,136	$2,510,481
Audit-related fees	—	—
Tax fees	—	—
All other fees (2)	1,800	62,771
Total fees	$3,887,936	$2,573,252

(1)
Audit fees relate to professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements and our public offerings. In 2019 and 2018, audit fees also relate to the audit of internal control over financial reporting.

(2)
All other fees include any fees billed that are not audit, audit-related, or tax fees. In 2019 and 2018, these fees related primarily to professional services provided in connection with the review of internal controls, processes and related systems over financial reporting designed by management, in addition to fees related to accounting research software.

Auditor Independence
In 2019, there were no other professional services provided by PwC that would have required the audit committee to consider their compatibility with maintaining the independence of PwC.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. The audit committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings. In accordance with the foregoing, the committee has delegated to the chair of the audit committee the authority to pre-approve services to be performed by our independent registered public accounting firm and associated fees, provided that the chair is required to report any decision to pre-approve such audit-related or non-audit services and fees to the full audit committee for ratification at its next regular meeting. All fees paid to PwC for our fiscal year 2019 were pre-approved by our audit committee or pre-approved by our audit chair and subsequently ratified by the audit committee.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3
ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

Pursuant to Section 14A of the Exchange Act and in accordance with SEC rules, we are providing our stockholders with the opportunity to vote at the Annual Meeting on this advisory or non-binding resolution regarding the compensation of our named executive officers (commonly referred to as “say-on-pay”). This say-on-pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our named executive officers and will not be binding on us, the board of directors or the compensation committee. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies, and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond.
For more information about the compensation that we paid to our named executive officers during 2019, as well as a description of our overall executive compensation philosophy and program, please refer to the “Executive Compensation” sections of this Proxy Statement, which we believe demonstrate that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following advisory resolution at the 2020 Annual Meeting:
“RESOLVED, that the stockholders of NanoString Technologies, Inc. approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement for the 2020 Annual Meeting of Stockholders, including the accompanying compensation tables and related narrative discussion, and other related disclosures.”
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors is comprised solely of independent directors and operates under a written charter which is reviewed on an annual basis and amended as necessary by the Board of Directors upon recommendation by the Audit Committee. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.
The Audit Committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.
The Audit Committee held nine meetings during 2019. The meetings were designed to provide information to the Audit Committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the Audit Committee, management and our independent registered public accounting firm for fiscal year 2019, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2019 with management and the independent registered public accounting firm. The Audit Committee also instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.
The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”).
The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm, PricewaterhouseCoopers LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.
Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.
The Audit Committee of the Board of Directors of NanoString Technologies, Inc.:
Elisha W. Finney (Chair)
Don R. Kania
Gregory Norden
Charles P. Waite

EXECUTIVE OFFICERS
The following table sets forth the names, ages and positions of our executive officers as of April 20, 2020. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
R. Bradley Gray	43	President, Chief Executive Officer and Director
K. Thomas Bailey	51	Chief Financial Officer
Joseph M. Beechem, Ph.D.	62	Senior Vice President, Research and Development
J. Chad Brown	62	Senior Vice President, Sales and Marketing
David W. Ghesquiere	53	Senior Vice President, Corporate & Business Development
There are no family relationships among any of the directors or executive officers.
Executive Officers
R. Bradley Gray. See “Board of Directors and Corporate Governance — Continuing Directors” for Mr. Gray’s biographical information.”
K. Thomas Bailey has served as Chief Financial Officer since January 2018. Prior to joining our company, Mr. Bailey was Chief Financial Officer at AgaMatrix Holdings LLC, a developer, manufacturer and marketer of medical technologies for diabetes care, from March 2014 to January 2018. Prior to joining AgaMatrix, Mr. Bailey served as Chief Executive Officer of Angiotech Pharmaceuticals, a developer, manufacturer and marketer of local drug, drug delivery and medical device technologies, from October 2011 to October 2013, and served as Angiotech’s Chief Financial Officer from December 2005 to October 2011. During his time as CFO of Angiotech, Mr. Bailey directed a restructuring of Angiotech’s debt obligations pursuant to the Canadian Creditors Arrangement Act in 2011, with recognition of the restructuring pursuant to Chapter 15 under U.S. law. Mr. Bailey also serves as a Director of AgaMatrix Holdings, SCP Interventional Radiology LLC and The Homestretch Foundation, and previously served as a Director of Angiotech Pharmaceuticals, LifeCare Management Services and OncoGenex Inc. Previously, Mr. Bailey served as a Director in the health care investment banking group at Credit Suisse First Boston and Donaldson, Lufkin & Jenrette. Mr. Bailey received an A.B. in economics from Harvard University in 1990 and an M.B.A. from Harvard Business School in 1995.
Joseph M. Beechem, Ph.D. has served as Senior Vice President of Research and Development since April 2012. Prior to joining our company, Dr. Beechem held various positions at Life Technologies, a publicly-traded biotechnology tools company, most recently as Vice President, Head of Advanced Sequencing and Head of Global Sequencing Chemistry, Biochemistry and Biophysics from January 2010 to April 2012. From December 2007 to December 2012, he served as Chief Technology Officer of Life Technologies. During his career at Life Technologies, he led the design and development of multiple genetic analysis technologies, the latest advanced SOLiD sequencing technology and the single molecule nano-DNA sequencing technology. Prior to joining Life Technologies, Dr. Beechem was Chief Scientific Officer at Invitrogen, a publicly-traded biotechnology company that acquired Applied Biosystems in November 2008 to form Life Technologies, from August 2003 to December 2007 and Director of Biosciences at Molecular Probes, a biotechnology company acquired by Invitrogen in 2003, from August 2000 to August 2003. Prior to his industry experience, Dr. Beechem led an NIH-funded research laboratory for 11 years as a tenured associate professor at Vanderbilt University. He has authored or co-authored more than 100 peer-reviewed papers in diverse fields such as biomathematics, physics, chemistry, physiology, spectroscopy, diagnostics and biology. Dr. Beechem is also named on nearly 40 U.S. patents or patent applications and has served on a number of editorial and scientific advisory boards. He received a B.S. in Chemistry and Biology from Northern Kentucky University and a Ph.D. in Biophysics from The Johns Hopkins University.
J. Chad Brown has served as Senior Vice President, Sales and Marketing since July 2017. Prior to joining our company, Mr. Brown served as the President and Head of Commercial Operations for North America for Qiagen N.V. from August 2015 to March 2016. From July 2007 until August 2015, Mr. Brown held a series of commercial leadership positions at Roche Diagnostics Corporation in the Applied Sciences and Centralized Diagnostics divisions, including as VP of Marketing and VP of Sales for Centralized Diagnostics and as the National Director of Sales for Genomic Systems. Previously, he held a series of sales leadership positions in medical device and healthcare companies, including Rotech Healthcare from March 2003 to December 2005, Apria Healthcare Group from January 1998 to March 2003, Chiron Diagnostics from January 1990 to January 1998, and Humana from January 1981 to January 1990. Mr. Brown earned his BS degree in Health Services Administration from the University of Kentucky.

David W. Ghesquiere has served as Senior Vice President, Corporate & Business Development since November 2013. Prior to joining our company, Mr. Ghesquiere was the founder and managing director of Adrenaline Venture & Advisory LLC, an international advisory firm, from August 2012 to November 2013. Prior to founding Adrenaline Venture & Advisory, Mr. Ghesquiere served as Senior Vice President, Corporate & Business Development at Dendreon Corporation, a biotechnology company, from 2011 to 2012. From 2005 to 2010, Mr. Ghesquiere held a variety of executive positions at OSI Pharmaceuticals, acquired by Astellas Pharma in 2010, including Senior Vice-President of Corporate & Business Development and Managing Director of OSI Investment Holdings GmbH and OSI Investment Management GmbH, OSI’s wholly owned, Switzerland-based subsidiaries, where he played a key role in establishing OSI’s venture capital arm. Earlier in his career, Mr. Ghesquiere served as Director of Global Business Development for Aventis Pharmaceuticals, which merged with Sanofi in 2004, and worked in product marketing at Johnson & Johnson. Mr. Ghesquiere received an M.B.A. from The University of Western Ontario’s Ivey School of Business and a B.A. in economics from The University of Western Ontario.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation philosophy, the objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why our Compensation Committee arrived at specific compensation policies and decisions involving our named executive officers for the fiscal year ended December 31, 2019. This CD&A is intended to be read in conjunction with the tables which immediately follow which include historical context of executive pay.
Our Named Executive Officers (“NEOs”) for 2019 were as follows:

Name	Position
R. Bradley Gray	President and Chief Executive Officer
K. Thomas Bailey	Chief Financial Officer
Joseph M. Beechem	Senior Vice President of Research and Development
J. Chad Brown	Senior Vice President of Sales and Marketing
David Ghesquiere	Senior Vice President of Corporate and Business Development
Executive Summary
We are very proud of our performance in 2019, a transitional and transformational year for the Company, as we placed a greater strategic emphasis on driving key revenue metrics which we believe will accelerate our path towards profitability. To this end, 2019 was a success: we achieved record product and service revenue, driven by the successful launch of our GeoMx Digital Spatial Profiler (“GeoMx DSP”) and the continued momentum of our core nCounter business. These operational achievements resulted in strong stockholder return of nearly 88%, as measured for 2019. As the leading provider of life science tools for translational research, we seek to build on this momentum in 2020 as we begin selling the GeoMx system into the basic discovery market.
To help underscore this strategic transformation, certain changes were made to our compensation program structure, particularly the addition of performance share units (PSUs) to account for half of our executive’s equity grant values. These awards, which are contingent upon achieving revenue goals, further emphasizing our pay-for-performance culture as well as providing a strong retention vehicle.
2019 Business Highlights

Product and Service Revenue Growth	Executing our Strategy

2019 was another year of strong product and service revenue growth, with an increase of approximately 24%	●	Increased installed base to approximately 855 nCounter Analysis Systems, an increase of approximately 17% since year-end 2018.

$120
$100
$80
$60
$40
$20
$0
Millions
$57 M
$69 M
$72 M
$84 M
$104 M
2015
2016
2017
2018
2019

	●	Shipped our first beta GeoMx DSP, our newest product offering, during the fourth quarter.
	●	Generated approximately 60 GeoMx DSP instrument orders in 2019, bringing total cumulative orders received to more than 90 instruments
	●	Executed an underwritten public offering of our stock in March 2019 for $68.3 million in net proceeds.
	●	Commercialized five new gene expression panels during 2019, including CAR-T Characterization, Human Organ Transplant, Metabolic Pathways and Fibrosis panels
	●	Ended 2019 with cash, cash equivalents and short-term investments of $156.9 million.

Total Stockholder Returns
The result of our hard work and operational successes in 2019 was reflected in our strong stockholder return of 88%, which far outpaced the Nasdaq Biotechnology Composite index for the year.

Total Stockholder Return
1-, 3- and 5-year Periods
as of 12/31/19
NanoString Technologies, Inc.
NASDAQ Biotechnology
87.6%
25.1%
24.8%
38.7%
99.7%
21.9%
1 Year
3 Year
5 Year

How Our Pay Program Works
We believe that the design and structure of our pay program, and in particular our incentive plans, support our business strategy and organizational objectives while successfully aligning executive focus and interest with that of stockholders. The financial and operational achievements listed above would not be possible without our talented executive team. Our compensation programs are designed to attract, motivate and retain these executives, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. All pay elements, and the safeguards and governance features of the program, have been carefully chosen and implemented to align with our pay philosophy and objectives.
In doing so, we have selected the following framework to achieve these objectives:

Base Salary
Base salaries are set to be competitive within our industry and used to attract and retain our talented executive team. Base salaries are fixed pay set with consideration for, among other things, an individual’s responsibilities, market data and individual contribution.

Annual Cash Incentives
The annual cash incentive award plan is intended to motivate and reward our executives for the achievement of certain strategic, financial and operational goals of the Company, as well as individual performance.

Long-Term Equity Incentives
Long-term equity awards reward executives for delivering long-term stockholder value, while also providing a retention vehicle for our top executive talent.
In 2019, equity awards were delivered as a mix of stock options, RSUs, and PSUs.

New in 2019: Performance-based Stock Units (PSUs)
While our pay structures have remained largely unchanged since we became a public company, the compensation committee annually reviews market trends and our specific corporate objectives in determining where and how to amend our pay programs. For 2019, the compensation committee, after consultation with our independent compensation consultant, approved the addition of performance-based stock units (“PSUs”) as a new component of the long-term equity program, in addition to the time-based stock options and restricted stock units which have historically been granted.
The committee firmly believes that PSUs will greatly strengthen our pay-for-performance culture and be consistent with market trends. In determining the appropriate structure of the PSUs, performance goals tied to specified product and service revenue goals were established as the compensation committee determined that these metrics closely align with long-term stockholder value creation. The committee elected to allocate approximately 50% of the total 2019 equity value for the NEOs to PSU awards to emphasize the performance component.
Target Pay Mix
Consistent with our objective of aligning executive pay with our short- and long-term performance, and to align the interests of management and stockholders, executive compensation packages are designed to provide the majority of executive compensation in the form of variable, at-risk, incentive pay. In 2019, 92% of our CEO’s target pay was variable, as compared to 78% for the median of our peers. Likewise, our other NEOs received 79% in variable pay, while the peer median was 58%. The compensation committee does not have any formal policies for allocating total compensation among the various components. Instead, the committee uses its judgment, in consultation with its independent compensation consultant, to establish an appropriate balance of short-term and long-term compensation for each NEO. The balance may change from year to year based on corporate strategy and objectives, among other considerations.
For 2019, our NEOs had the following target pay mix:

Other NEO Pay Mix

21%
Fixed
Short-Term 31%
Long-Term 69%
Options
18%
Base
21%
Bonus
10%
PSUs
34%
RSUs
17%
79%
Variable

Compensation Governance
The compensation committee regularly reviews best practices in executive compensation and uses the following guidelines to design our compensation programs:

•
No guaranteed compensation: Although we have signed employment agreements with each of our NEOs, all of these agreements provide for “at will” employment, and none of these agreements provides any guarantees relating to salary increases or the amounts of incentive pay or equity awards.

•
Reasonable severance and targeted change in control benefits: The employment agreements we have with our NEOs do not provide for “single trigger” benefits upon a change in control that do not require termination of employment. These employment agreements require that the NEO’s employment be terminated by us without “cause” or the NEO resign for “good reason” in order for the NEO to receive severance benefits, whether in connection with a change in control or otherwise. Likewise, equity awards to these NEOs contain “double trigger” provisions in order for the vesting of these awards to accelerate in connection with a change in control.

•
Independent compensation consultant: Our compensation committee engages its own independent compensation consultant, which provides the compensation committee with valuable data regarding market compensation trends and guidance to the compensation committee about executive compensation programs in general.

•	No tax gross ups. We do not provide tax gross ups to any of our NEOs.

•	Perquisites: We do not provide any special perquisites to any of our NEOs.

•	Policy against hedging and pledging: Our insider trading policy prohibits our executives from engaging in “hedging” or “pledging” transactions with respect to our common stock.

•
Risk analysis. We believe the structure of our executive compensation program motivates our executives to make thoughtful, appropriate decisions with measured risks balanced by appropriate rewards for the company.

Consideration of Say on Pay Vote Results
At our 2019 annual meeting, our non-binding advisory vote on executive compensation (commonly referred to as a “say-on-pay” vote) received overwhelming support from our stockholders, with approximately 98% of votes cast in support of the proposal (excluding broker non-votes and abstentions). The compensation committee believes this vote demonstrated our stockholders’ positive view of our pay-for-performance philosophy and the appropriateness of our executive compensation structure.
In addition, at the 2019 annual meeting our stockholders recommended, on an advisory basis, that we begin to annually hold future say-on-pay votes. Based on this signaled preference, we will conduct a say-on-pay vote at our 2020 annual meeting.
Compensation Objectives and Philosophy
The objectives of our executive compensation program are as follows:

•	Recruit, motivate and retain highly qualified executive officers who possess the skills and leadership necessary to sustain a high-growth business;

•	Reward our executives for achieving or exceeding short-term individual and company goals that drive our growth;

•
Provide long-term retention and incentives to our executives that align their interests with the long-term interests of our company and our stockholders, thereby incentivizing management to increase stockholder value; and

•	Provide compensation packages that are competitive, reasonable and fair relative to peers and the overall market.
Processes and Procedures for Compensation Decisions
The Compensation Committee’s Process and the Role of the CEO
Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. In carrying out these responsibilities, our compensation committee reviews and approves the compensation for our NEOs, including developing the appropriate corporate goals and objectives for these executives and assessing performance against these goals and objectives. The compensation committee also provides oversight of our overall compensation policies, plans and benefit programs, and overall compensation philosophy.
As part of the annual executive compensation setting process, Mr. Gray (with the support of our VP of Human Resources and our Senior Vice President, Human Resources and Legal Affairs) makes recommendations to our compensation committee regarding short- and long-term compensation for all NEOs (other than himself) based on corporate and individual performance, and market trends. Our compensation committee then reviews the recommendations, as well as the input and data from the compensation committee’s independent compensation consultant, and makes decisions as to total compensation, as well as each individual compensation component, for each of these NEOs. No NEO participates in portions of any meetings during which decision are made regarding his own compensation.
With respect to the compensation for Mr. Gray, the compensation committee consults with our VP of Human Resources and our Senior Vice President, Human Resources and Legal Affairs, as well as the independent compensation consultant, and reviews the data provided by the consultant, to make decisions regarding Mr. Gray’s performance, individual components of his compensation and total compensation. Mr. Gray does not participate in the portions of any meeting during which decisions are made regarding his compensation.
Role of the Compensation Consultant
The compensation committee is authorized to retain the services of one or more executive compensation consultants, in connection with the establishment of our compensation programs and related policies. In 2019, the compensation committee continued to retain the services of Radford, part of the Reward Solutions practice at Aon plc, an independent executive compensation consultant, due to its extensive analytical and compensation expertise in the life sciences industry.
Radford advised the compensation committee on compensation matters related to the executive and director compensation programs, including, among other things:

•	executive and director market pay analysis;

•	reviewing and suggesting changes to our compensation peer group;

•	development and refinement of executive pay programs and governance practices; and

•	preparing this Compensation Discussion and Analysis and other proxy statement disclosures.
The compensation committee has the sole authority to engage and terminate Radford’s services, as well as to approve its compensation. Radford reported to the compensation committee and had direct access to the chairperson and the other members of the compensation committee.
The compensation committee conducted a specific review of its relationship with Radford in 2019 and determined that Radford’s work for the compensation committee did not raise any conflicts of interest. Radford’s work has conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC and Nasdaq.
Use of a Peer Group
To assess the competitiveness of our executive compensation program and compensation levels, our compensation committee examines the competitive compensation data for senior executives of our peer companies.
In late 2018, Arnosti Consulting - which served as our independent compensation consultant from 2012 to October 2018 - assisted us in developing our peer group. In planning for fiscal year 2019 compensation decisions, Arnosti helped the committee identify appropriate peers based on the following criteria:

•	Industry: biotechnology or life sciences tools and services industries

•	Commercial Product Revenues - less than $510 million

•	Market Capitalization - ranging from $150 million to $2.4 billion

Using these criteria, in 2019 Radford proposed adding eight more companies to the list and the following 21 companies were approved to comprise our 2019 peer group:

Accelerate Diagnostics, Inc.	Meridian Bioscience, Inc.
CareDx, Inc.*	Natera, Inc.
Cerus Corporation*	NeoGenomics, Inc.*
Codexis, Inc.*	OraSure Technologies, Inc.
Fluidigm Corp.	Oxford Immunotec Global Plc
GenMark Diagnostics, Inc.	Pacific Biosciences of CA
Genomic Health, Inc.	Quanterix Corp.*
Harvard Bioscience*	Quidel Corp.
HTG Molecular Diagnostics*	T2 Biosystems
Invitae Corp.*	Veracyte, Inc.
Luminex Corp.
*New in 2019
Our compensation committee finds comparative data from our peer group and Radford survey data to be useful in setting and adjusting executive compensation, and uses it primarily to ensure that our executive compensation program and its constituent elements are and remain competitive in relation to our peers. The compensation committee has not adopted any formal benchmarking guidelines and retains the discretion to set levels of executive compensation above or below peer levels. The compensation committee looks to factors such as individual performance and contribution to our company, the need to retain particular talent, the retention risk for an executive, an executive’s level of experience and responsibilities and comparability of roles within other peer companies.
Elements and Analysis of Named Executive Officer Compensation
The key elements of our executive compensation program are:

•	base salary;

•	annual cash incentive compensation;

•	long-term equity incentive awards; and

•	severance and change in control-related benefits.
Our NEOs are also eligible to participate in the employee benefit programs that we make available to all full time employees, including medical and dental coverage, life and disability insurance, flexible spending accounts, a 401(k) plan and an employee stock purchase plan. The NEOs’ participation in these programs is on the same terms and conditions as those offered to our other full time employees.
Base Salaries
Base salary represents the fixed portion of our executives’ compensation, which we view as an important element to attract, retain and motivate highly talented executives. Historically, we have not applied specific formulas to determine changes in base salary, Rather, the base salaries of our NEOs (other than our CEO) have been reviewed on an annual basis by our CEO and our compensation committee. Each NEO’s base salary is typically set based on competitive market considerations and his level, responsibilities, experience, and skill set. These considerations are supplemented by market data provided by the committee’s independent compensation consultant and assessments of the individual performance. The base salary of our CEO is reviewed by the compensation committee annually based on the same factors and inputs.

Based on the aforementioned considerations, executive base salaries were adjusted from 2018 levels effective as of March 1, 2019 as follows:

	Base Salary
Name	2018	2019	% Change
R. Bradley Gray	$565,000	$600,000	6.2%
K. Thomas Bailey	$400,000	$415,000	3.8%
Joseph M. Beechem	$385,000	$395,000	2.6%
J. Chad Brown	$385,000	$395,000	2.6%
David Ghesquiere	$375,000	$382,500	2.0%
Annual Cash Incentives
Our incentive compensation plan provides our NEOs with annual cash incentive awards based on the achievement of our Corporate Goals (as described below) as well as individual goals. For each NEO, the target bonus opportunity is determined as a percentage of his base salary (as indicated in the table below), which was established for 2019 by the compensation committee in consultation with Radford, based on peer group data, historical performance and internal equity considerations.
At the beginning of each year, the compensation committee meets and approves strategic, operational and financial objectives for our company (our “Corporate Goals”), for the upcoming year, as developed by our NEOs and other members of the executive team. Each NEO also proposes his own individual goals for the applicable year, in consultation with Mr. Gray, which are primarily comprised of subsets of the Corporate Goals for which each NEO is primarily responsible.
We established our annual incentive compensation program in order to motivate our executives to achieve short-term financial and business objectives, reflecting our “pay for performance” culture and resulting in a significant portion of NEO compensation tying directly to individual and Company achievements. The program also helps us to remain competitive with our peer companies, which generally offer an annual incentive opportunity as a standard element of compensation.
2019 Incentive Opportunities
Each NEO’s annual incentive award for 2019 was based on his achievement against the Corporate Goals and his individual goals, with these components weighted for each NEO as follows:

Name	Target Opportunity (as a % of base salary)	Weightings
		Corporate Goals	Individual Goals
R. Bradley Gray	85%	100%	—
K. Thomas Bailey	50%	75%	25%
Joseph M. Beechem	50%	75%	25%
J. Chad Brown	50%	50%	50%
David Ghesquiere	50%	75%	25%

The Corporate Goals were weighted very heavily for each NEO (and, in Mr. Gray’s case, comprised the entirety of his annual incentive award opportunity), because our NEOs are in the position to influence and drive our overall performance and stockholder value, and therefore the compensation committee believed it appropriate that most of their annual incentive be awarded on this basis.

2019 Performance Goals and Achievement

At the beginning of 2019, the compensation committee met and approved the Corporate Goals for 2019. These Corporate Goals were developed and proposed to the compensation committee by Mr. Gray, the NEOs and the other members of the executive team. Each Corporate Goal was assigned a percentage weighting toward the overall Corporate Goal component of the NEO’s annual incentive, as shown in the table below. Each member of the executive team also developed and proposed his own individual goals for 2019, in consultation with Mr. Gray. The Corporate Goals and individual goals were set at levels intended to be challenging but attainable. In October 2019, the compensation committee modified certain goals to (1) revise the GeoMx DSP installation goal to a GeoMx DSP shipment goal and (2) revise the product and service revenue goal to “Grow Product & Service Revenue of $110M” to instead be “Grow Product & Service Revenue of $105M”. These revisions reflected the board of directors’ discussions with Mr. Gray that the original GeoMx DSP installation goal would create unnecessary strain on our installation and support resources and thereby should be revised to support a shipment goal and a corresponding lower product and service revenue goal.
Corporate Goals and Attainment
At the beginning of 2020, the compensation committee reviewed the performance of our NEOs against the 2019 Corporate Goals, the material aspects of which are summarized below, and determined overall Corporate Goal achievement of 98% for 2019. Revenue and gross margin in the following chart are on a GAAP basis.

	Goals and Objectives	Performance Evaluation
Goal #1: Deliver Consistent & Compelling Revenue Growth (35% weighting), including certain material sub-goals as follows:
●	Achieve Product & Service Revenue of $105M; exceed year over year growth targets in each quarter	»	Total Product & Service Revenue of $103.7M; growth target achieved in three of four quarters
Attainment: 95%
Goal #2: Protect and Grow Core nCounter Business (15% weighting), including certain material sub-goals as follows:
●	Sell record number of nCounter systems	»	nCounter instrument orders flat year-on-year
●	Achieve target for consumable pull-through per system	»	Substantially achieved
●	Launch new nCounter panels	»	Commercialized five new gene expression panels
●	Deliver increased Prosigna revenue	»	Not applicable: Prosigna business sold to VeraCyte
●	Publish papers on the use of nCounter in Immuno-oncology	»	Exceeded: Five papers published from collaborations
Attainment: 95%
Goal #3: Launch GeoMx DSP on Trajectory for Long-Term Success (20% weighting), including certain material sub-goals as follows:
●	Maintain GeoMx launch timelines	»	Launched GeoMx at AACR, shipping started in Q3
●	Book orders for commercial GeoMx systems	»	Exceeded; Actual bookings of 60+ GeoMx systems
●	Ship target number of GeoMx systems	»	Exceeded; Shipped 44 GeoMx systems
●	Establish partnerships supporting GeoMx	»	Three partnerships established
●	Build protein consumable modules for GeoMx	»	Eight protein modules launched
●	Publish GeoMx Papers	»	Exceeded; Seven papers published
Attainment: 120%
Goal #4: Advance Product Launches for 2020 & Beyond (10% weighting), including certain material sub-goals as follows:
●	Advance Hyb & Seq instrumentation	»	Partially achieved; Project re-focused to infectious disease applications
●	Demo rapid gene expression workflow	»	Achieved; Reported at the AMP 2019 Meeting
●	Advance partnering discussions for Hyb & Seq	»	Discussions ongoing
Attainment: 60%

Goal #5: Sustainable World-Class Execution & Operations (10% weighting), including certain material sub-goals as follows:
●	Keep voluntary turnover rates below specified levels	»	Actual voluntary turnover lower than goal
●	Increase sales force productivity	»	Goal exceeded
●	Begin move into second manufacturing site	»	Site opened early 2020
●	Improve business processes revenue tracking	»	Achieved
●	Implement new RUO quality system	»	Partially achieved; Portions delayed
Attainment: 90%
Goal #6: Begin the March Toward Profitability (10% weighting), including certain material sub-goals as follows:
●	Reduce operating expenses	»	Achieved
●	Reduce operating loss	»	Achieved
●	End Year with access to sufficient cash	»	Ended year with $156.9M in cash
●	Meet or beat Wall Street expectations each quarter	»	Achieved
Attainment: 110%
Aggregate Corporate Goal Attainment: 98%
Individual Goals and Attainment
In addition, the compensation committee reviewed the performance of each NEO against the individual goals set at the beginning of 2019 and determined each NEO’s achievement as follows:

Named Executive Officer	Individual Goals	Attainment Percentage
R. Bradley Gray	None (performance based 100% on attainment of Corporate Goals)	n/a
K. Thomas Bailey	Financing; investor relations; year-end cash; Finance process improvements; operating expense reductions; Sarbanes Oxley remediation and unqualified 2019 audit	80%
Joseph M. Beechem	Specified progress in product development for GeoMx Digital Spatial Profiler, Hyb & Seq instrumentation and panels	100%
J. Chad Brown	Revenue growth, launch of GeoMx DSP and commercial productivity	100%
David Ghesquiere	Execute collaborations and partnerships relating to GeoMx and advance discussions for partnership for Hyb and Seq	100%

2019 Earned Cash Incentives
Based on the level of achievement of the Corporate Goals and individual goals and the weighting of such goals for each NEO, the compensation committee then approved payment of the bonuses based on the salaries approved by the committee effective March 1, 2019 as follows:

		Target Opportunity		Achievement		2019 Earned Awards
Name	2019 Base Salary	(as % of base salary)	Target	Corporate	Individual	As % of Target	Actual
R. Bradley Gray	$600,000	85%	$510,000	98%	n/a	98%	$499,800
K. Thomas Bailey(1)	$415,000	50%	$207,500	98%	80%	94%	$194,013
Joseph M. Beechem	$395,000	50%	$197,500	98%	100%	99%	$194,538
J. Chad Brown	$395,000	50%	$197,500	98%	100%	99%	$195,525
David Ghesquiere	$382,500	50%	$191,250	98%	100%	98%	$188,381
(1) As described above, the Compensation Committee determined the achievement of Mr. Bailey’s individual goal at 80% and the achievement of the corporate goal at 98%. However, due to an administrative error, the bonus for Mr. Bailey was originally calculated based on an incorrect (and lower) base salary, resulting in an initial bonus payment to him of $191,675. In April 2020, this administrative error was identified and corrected, and the compensation committee approved the payment to Mr. Bailey of the incremental amount of $2,338 needed to bring his bonus to the correct 2019 bonus amount of $194,013.
Long Term Equity Incentives
We have established a long-term equity incentive program to motivate our NEOs to increase stockholder value, and to reward our executives for achieving long-term corporate objectives. We feel strongly that granting stock-based awards to our executives promotes alignment of their interests with those of stockholders by allowing them to participate in, and rewarding them for, long-term appreciation of our stock. The compensation committee also considers the vesting conditions on these awards to serve an important retention function for our NEOs. In addition, our compensation committee believes that this program is necessary to be and remain competitive with our peer companies and in the industries in which we compete for talent. Equity grants are made in connection with the hiring of an NEO, and also typically are awarded on an annual basis in the first quarter of each fiscal year.

History of Equity Awards at NanoString
As our company has evolved, so has our equity incentive program.

2003 to 2015

Reliance on Stock Options

- Our corporate focus was on growth
- Stock options provided a strong incentive for executives to focus on the creation of shareholder value, thus aligning their interests directly with those of our shareholders

2016

Introduction of RSUs for executives

- Provides a better retention vehicle with a more predictable return, particularly in a time of a volatile stock market
- From a dilution perspective, the committee recognized that RSUs reduce dilution as fewer shares are required to deliver equivalent value.

2019

Expanded RSUs grants to all employees

- Created a balanced approach intended to meet the Company's pay-for-performance objectives and retention needs throughout the organization

2019

Introduced Performance-based awards (PSUs)

The Compensation Committee considered:

- shareholder input
- market analysis that over half of our peers include PSUs as part of their equity mix
- Value of equity holdings for the majority of our executives remained below market
- Will contribute strongly to, and reinforce, our pay-for-performance culture

2019 Equity Grants
In December 2018, our compensation committee retained Radford to review our executive compensation policies and practices and to conduct an extensive market analysis. Based on its analysis of executive equity, Radford recommended that we focus on annual equity values at or near the market median, taking into consideration other factors, such as executive past and expected future performance, long- and short-term Company objectives, current equity values held by the executives, executive experience and skill sets, retention needs and other factors the compensation committee deems relevant.
After reviewing this analysis, the compensation committee decided to add performance-based restricted stock units (“PSUs”) to the equity mix for our executives in 2019, along with the time-based stock options and restricted stock units which have historically been granted to the executive team. The committee believed PSUs would strongly contribute to our pay-for-performance culture and be consistent with market trends, as well as provide a strong retention vehicle.
The committee elected to allocate approximately 50% of the total 2019 equity value for the NEOs to PSU awards to emphasize the performance component.
On March 25, 2019, our executives were granted the following mix of equity awards as the long-term incentive component of their compensation packages for fiscal year 2019:

Name	PSUs (at 100% of target levels) (#)	RSUs (#)	Stock Options (#)
R. Bradley Gray	131,965	65,982	124,778
K. Thomas Bailey	32,258	16,129	30,501
Joseph M. Beechem	32,258	16,129	30,501
J. Chad Brown	32,258	16,129	30,501
David Ghesquiere	19,062	9,531	18,023

Performance share units
In determining the appropriate structure of the PSUs granted to our NEOs in 2019, performance goals tied to specified product and service revenue goals were established as the compensation committee determined that these metrics closely align with long-term stockholder value creation.

•
The PSUs granted to our NEOs in 2019 can be earned based on the achievement of pre-set, objective Product & Service Revenue goals for fiscal year 2020. These goals were modified in early 2020 to take account of a licensing and sale agreement the company entered into in December 2019 that had not been contemplated at the time the goals were initially set.

•
Goals were set at challenging levels which, if achieved, would be equal to over 20% compound annual revenue growth at threshold and over 25% compound annual revenue growth at maximum. We have chosen not to disclose the specific goals at this time as they relate to a performance period currently in progress (fiscal year 2020) and therefore are sensitive and we have determined that it may be competitively harmful to do so.

•	Executives may earn between 0% to 100% of the target number of PSUs based upon actual performance.

•
In evaluating both the incentive as well as the retentive value of the PSUs, the committee elected to include additional time-based vesting requirements at the conclusion of the performance period to further strengthen the retentive component of the PSU awards. Once the number of PSUs for which performance has been achieved has been determined, 50% of those PSUs will vest immediately, and 50% will vest on the one-year anniversary of the determination date, subject to the executive’s continued service through each vesting date. If we experience a change in control before the end of the 2020 fiscal year, the Product & Service Revenue goals would no longer apply, and the award would vest as a time-based award as to 50% immediately and, subject to the executive’s continued service through the vesting date, 50% on the one-year anniversary of the change in control (or, if the award is not assumed, immediately before the change in control). The PSUs for which performance has been achieved, or deemed achieved as a result of a change in control, are also subject to “double trigger” acceleration of vesting provisions.

Restricted share units

•	One-third of RSUs granted to our NEOs in 2019 will vest on the anniversary of the vesting commencement date over three years, subject to the executive’s continued service through each vesting date.

•	RSUs are subject to “double trigger” acceleration of vesting provisions for our NEOs and certain other executives.
Stock options

•
All shares underlying the options granted to our NEOs in 2019 will vest at a rate of 1/48th on the one-month anniversary of the vesting commencement date and 1/48th each month thereafter, so that all shares shall be fully vested on the four-year anniversary, subject to the executive’s continued service through each vesting date.

•	Vesting is subject to the executive’s continuous employment through each vesting date and are subject to “double trigger” acceleration of vesting provisions for our NEOs and certain other executives.
2020 Equity Grants
In February 2020, the compensation committee approved annual equity grants for the CEO and other NEOs. In determining grant sizes and equity award types, the committee placed emphasis and consideration on the size of the 2019 awards and the retentive need at that time. The compensation committee decided that the 2020 grants to our NEOs should further emphasize our pay-for-performance culture, as well as provide a strong retention vehicle, and therefore determined to grant a combination of time-based RSUs and PSUs, and did not include any stock options in this year’s equity mix. As such, the committee determined to decrease award values for 2020 while still keeping 50% of the value mix as performance-based.

On March 12, 2020, the Committee granted an equity mix of 50% PSUs and 50% RSUs, as follows:

Name	PSUs (at 100% of target levels) (#)	RSUs (#)	Total Grant Date Equity Value ($)	Change in Value from 2019 (%)
R. Bradley Gray	49,389	49,389	$2,600,825	-58.2%
K. Thomas Bailey	14,966	14,966	$788,110	-48.1%
Joseph M. Beechem	11,224	11,224	$591,056	-61.1%
J. Chad Brown	11,224	11,224	$591,056	-61.1%
David Ghesquiere	7,483	7,483	$394,055	-56.1%
Additional Compensation Policies and Practices
Stock Ownership Guidelines
We and our stockholders are best served by a board and executive team that manage the business with a long-term perspective. As such, we adopted stock ownership guidelines in February 2020 to strengthen the alignment of interests among stockholders, directors, NEOs, and other officers. The policy provides that the applicable required level of equity ownership is expected to be satisfied by our directors, NEOs, and other officers within five years of the later of: (i) February 2020 (date of policy adoption); and (ii) the date such person first becomes subject to the policy. Compliance with the guidelines is measured in July of each year.

Position	Required Multiple
Chief Executive Officer	3x base salary
Senior Vice Presidents	1x base salary
Non-executive Directors	3x annual retainer
The value of the following types of Company stock or stock options owned by or granted to an executive, other officer or director qualifies toward the participant’s attainment of the target multiple of pay:

•	100% of shares owned outright/shares beneficially owned;

•	100% of vested and unvested RSUs; and

•	50% of shares underlying vested, but unexercised, “in the money” stock options.
Insider Trading Policy
Our insider trading policy expressly prohibits all of our employees, including our NEOs and our directors from engaging in speculative transactions relating to our stock including short sales, puts/calls, hedging of stock ownership positions, margin accounts or pledges, and transactions involving derivative securities relating to our common stock.
Tax and Accounting Treatment of Compensation
Section 162(m) of the Internal Revenue Code places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that the Company may deduct for federal income tax purposes. An exception to the $1 million limitation for performance-based compensation meeting certain requirements was repealed beginning in 2018 (other than with respect to certain grandfathered arrangements) under the Tax Cuts and Jobs Act (the “Act”). In addition, the regulations under Section 162(m) contain a transition rule that applies to companies during a limited period following the initial public offering of their stock. Pursuant to this rule, certain compensation granted before the end of a transition period (and, with respect to restricted stock units, that also are paid out before the end of the transition period) currently is not counted toward the deduction limitations of Code Section 162(m) if certain requirements are met. It is possible that certain of the equity awards granted prior to the end of our transition period in 2017 may be eligible to be excluded from the Section 162(m) deduction limits pursuant to this transition rule. As a result of these changes and the end of our transition period, except as otherwise provided in the transition relief provisions of the Act or pursuant to the transition period rules, compensation paid to any of our covered executives generally will not be deductible in 2019 or future years, to the extent that it exceeds $1 million.
Our compensation committee has not adopted a policy that any or all equity or other compensation must be deductible. Given that we have not been profitable since our inception, our compensation committee has not emphasized or sought to maximize the deductibility of executive compensation and instead has focused our compensation policies on the goals discussed throughout this CD&A. However, as we move toward profitability, the compensation committee intends to balance the objective of ensuring an effective compensation package with the need to maximize the deductibility of executive compensation. However, we cannot guarantee that any compensation in excess of $1 million paid to our covered executives will be or will remain deductible under Section 162(m).
We account for stock-based compensation in accordance with the requirements of Accounting Standards Codification Topic 718, Compensation - Stock Compensation. Under the fair value provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award.
Compensation Recovery Policy
As a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial results as the result of misconduct or due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they receive. In addition, we will comply with the requirement of the Dodd-Frank Wall Street Reform and Consumer Protection Act and anticipate that we will adopt a compensation recovery policy once final regulations on the subject have been adopted.
Employment Agreements
We have entered into employment agreements with each of our NEOs with the oversight and approval of our compensation committee. Each of these employment agreements was negotiated by our CEO, with the exception of his own employment agreement, and contains terms intended to attract, retain and motivate our NEOs. These employment agreements have no specified term and also acknowledge that each of these NEOs is an “at will” employee, whose employment can be terminated at any time. The agreements set forth the terms and conditions of employment of each NEO, including base salary, target annual incentive compensation payment, standard employee benefit plan participation, and initial stock grant and the terms of vesting of the initial stock grant. These employment agreements were each subject to execution of our standard confidential information and invention assignment agreement.
In addition, each NEO has entered into an indemnification agreement with us, pursuant to which we have agreed to indemnify our NEOs against any costs, expenses and judgements assessed against them as a result of the performance of their duties as our employees, with certain exceptions.
Severance and Change in Control Benefits
The employment agreements we have entered into with our NEOs contain severance and change in control provisions which require us to provide specific payments and benefits in connection with the termination of our NEOs’ employment in certain circumstances, generally subject to their execution of a release of claims. Early in 2020, the compensation committee approved amendments to the employment agreements of our NEOs to include company reimbursement of COBRA premiums upon certain non-change in control-related terminations of employment, as the compensation committee felt that this reasonable addition was appropriate to protect NEO’s interests in continued health care in the event of such a termination, and to be more consistent with similar benefits offered by our peers. In addition, if the NEO’s employment agreement did not already contain a current Section 280G “best results” provision, his employment agreement was amended to add one. Under the Section 280G “best results” provision, if the severance payments or other benefits provided to the NEO constitute “parachute payments” under Section 280G of the Internal Revenue Code, the NEO’s severance and other benefits will be either (i) delivered in full or (ii) delivered only to a lesser extent that would result in no portion of such severance benefits being subject to applicable excise tax, whichever results in the greatest amount of after-tax benefits. We added this provision to be clear that no Section 280G tax gross-ups would be provided. In addition, as described above, NEO equity awards generally contain “double trigger” vesting acceleration provisions triggered in connection with the termination of our NEO’s employment in certain circumstances following a change in control, as described above. We believe that these severance and change in control arrangements and provisions provide retention value by encouraging our NEOs to continue their employment with us and increase stockholder value by reducing any potential distractions caused by the possibility of an involuntary termination of employment or a potential change in control, allowing our NEOs to focus on their duties and responsibilities. For a summary of the material terms and conditions of these severance and change in control arrangements, see the section titled “Potential Payments upon Termination or Change in Control” below.

Health, Welfare and 401(k) Plan Benefits
Our NEOs are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, life and disability plans, in each case on the same basis as other employees.
We maintain a tax-qualified retirement plan that provides eligible employees, including our NEOs, with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. We currently match employee 401(k) contributions at a rate of $1.00 for each dollar contribution, up to 2% of an eligible employee’s gross salary and at the rate of $0.50 for each dollar contribution up to an additional 4% of each employee’s gross salary, capped at a maximum matching contribution amount of $4,000 per employee. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Post tax contributions to a Roth account are also offered under the plan. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.
Compensation Committee Report
Our compensation committee has reviewed the Compensation Discussion and Analysis provided above with management. Based on such review and discussion, our compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2019 and this proxy statement.
Respectfully submitted by the members of the compensation committee of the board of directors:
Gregory Norden, Chair
Dr. Kirk D. Malloy
William Young

Summary Compensation Table for Fiscal Years 2019, 2018 and 2017
The table below sets forth compensation information for the individuals who served as our chief executive officer and chief financial officer during 2019, and our three most highly compensated executive officers, other than our chief executive officer or chief financial officer, who served as executive officers as of December 31, 2019. We refer to these five individuals throughout this report as our “NEOs” for 2019.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)		All Other Compensation(4)	Total
R. Bradley Gray	2019	$569,167	$4,620,083	$1,595,790	$499,800		$4,000	$7,288,840
President and Chief Executive Officer	2018	565,000	1,107,999	226,661	624,325		4,000	2,527,985
	2017	561,667	564,000	570,022	240,125		4,000	1,939,814

K. Thomas Bailey	2019	391,250	1,129,353	390,078	194,013	(5)	4,000	2,108,694
Chief Financial Officer	2018	400,000	291,550	430,988	270,000		3,333	1,395,871

Joseph M. Beechem	2019	376,875	1,129,353	390,078	194,538		4,000	2,094,844
Senior Vice President, Research & Development	2018	385,000	375,999	75,554	231,000		4,000	1,071,553
	2017	380,653	188,000	190,007	107,800		4,000	870,460

J. Chad Brown	2019	373,542	1,129,353	390,078	195,525		4,000	2,092,498
Senior Vice President, Sales & Marketing

David W. Ghesquiere	2019	365,313	667,361	230,497	188,381		4,000	1,455,552
Senior Vice President, Corporate & Business Development	2018	375,000	368,002	75,554	220,313		4,000	1,042,869
	2017	372,458	188,000	190,007	93,750		4,000	848,215

(1)
As a result of our transition to a new human resources information system, a portion of the December 2019 salaries were paid in January 2020 and therefore reduced the salary amount paid in 2019 compared to the salary amount paid in 2018.

(2)
The dollar amounts in this column represent the aggregate grant date fair value of restricted stock unit awards, PSUs, assuming future payout at target, and stock option awards granted in 2019, 2018 and 2017, respectively. These amounts have been computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the notes to our financial statements included in our Annual Report on Form 10-K.

(3)	The amounts in this column represent the amounts earned and payable each year under the bonus plan for such year, all of which were paid in the subsequent year.

(4)	The amounts in this column consist of matching contributions made by us pursuant to our 401(k) plan.

(5)
As discussed under “2019 Performance Goals and Achievement” of the “Compensation Discussion and Analysis” section of this proxy, in reviewing the performance of our NEOs against the 2019 Corporate Goals, the Compensation Committee determined the achievement of Mr. Bailey’s individual goal at 80% and the achievement of the corporate goal at 98%. However, due to an administrative error, the bonus for Mr. Bailey was originally calculated based on an incorrect (and lower) base salary, resulting in an initial bonus payment to him of $191,675. In April 2020, this administrative error was identified and corrected, and the compensation committee approved the payment to Mr. Bailey of the incremental amount of $2,338 needed to bring his bonus to the correct 2019 bonus amount of $194,013.

Grants of Plan-Based Awards
The following table sets forth each equity and non-equity based award granted to our NEOs during 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (2)(4)	Exercise or Base Price of Awards	Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Name of Plan	Threshold	Target	Maximum	Threshold	Target	Maximum
R. Bradley Gray		2019 Non-Equity Plan		$510,000
	3/25/2019	2013 Equity Incentive Plan					131,965				$—	$3,080,063
	3/25/2019	2013 Equity Incentive Plan							65,982		—	1,540,020
	3/25/2019	2013 Equity Incentive Plan								124,778	23.34	1,595,790

K. Thomas Bailey		2019 Non-Equity Plan		207,500
	3/25/2019	2013 Equity Incentive Plan					32,258				—	752,902
	3/25/2019	2013 Equity Incentive Plan							16,129		—	376,451
	3/25/2019	2013 Equity Incentive Plan								30,501	23.34	390,078

Joseph M. Beechem		2019 Non-Equity Plan		197,500
	3/25/2019	2013 Equity Incentive Plan					32,258				—	752,902
	3/25/2019	2013 Equity Incentive Plan							16,129		—	376,451
	3/25/2019	2013 Equity Incentive Plan								30,501	23.34	390,078

J. Chad Brown		2019 Non-Equity Plan		197,500
	3/25/2019	2013 Equity Incentive Plan					32,258				—	752,902
	3/25/2019	2013 Equity Incentive Plan							16,129		—	376,451
	3/25/2019	2013 Equity Incentive Plan								30,501	23.34	390,078

David Ghesquiere		2019 Non-Equity Plan	191,250
	3/25/2019	2013 Equity Incentive Plan		19,062			—	444,907
	3/25/2019	2013 Equity Incentive Plan			9,531		—	222,454
	3/25/2019	2013 Equity Incentive Plan				18,023	23.34	230,497

(1)
The amounts reported in this column represent the target amount of annual performance-based incentive bonus compensation that might have been paid to each named executive officer for 2019 performance. There are no threshold or maximum levels for the award. The actual payouts approved for 2019 performance are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” These awards are described in further detail in the “Compensation Discussion and Analysis” in the section entitled “Non-Equity Incentive Plan Compensation & Bonus — 2019 Non-Equity Incentive Plan Payments.” The bonus payouts approved pursuant to the 2019 Non-Equity Plan were paid during the first quarter of 2020.

(2)
The amounts in these columns represent restricted stock units, PSUs, and stock options granted and are described in further detail above in the “Compensation Discussion and Analysis” and below in the “Outstanding Equity Awards at December 31, 2019” table. The per share exercise price of the stock options is equal to the closing price of a share of NanoString Technologies, Inc.’s stock on the date of grant.

(3)
The dollar amounts in this column reflect the aggregate grant date fair value of the awards granted in 2019. These amounts have been computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the notes to our financial statements included in our Annual Report on Form 10-K. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of NanoString Technologies, Inc.’s common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following the exercise of the option do not include the option exercise price.

(4)	The amounts in this column represent the stock option awards granted in 2019.

Outstanding Equity Awards at Fiscal Year-End
The following table presents information concerning equity awards held by our NEOs at the end of 2019.

	Option Awards							Stock Awards
	Vesting Commencement Date	Number of Securities Underlying Option (#)				Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards
Name		Exercisable		Unexercisable								Number of Unearned Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
R. Bradley Gray	June 25, 2010	82,049	(1)	—		$2.24	June 29, 2020	—		—		—		—
	March 1, 2012	126,582	(1)	—		$1.92	February 28, 2022	—		—		—		—
	January 10, 2013	61,309	(1)	—		$6.72	January 9, 2023	—		—		—		—
	January 31, 2014	90,000	(1)	—		$18.18	January 30, 2024	—		—		—		—
	February 9, 2015	100,000	(1)	—		$12.77	February 8, 2025	—		—		—		—
	February 3, 2016	59,897	(2)	2,603	(2)	$12.94	February 2, 2026	—		—		—		—
	February 6, 2017	42,500	(2)	17,500	(2)	$18.80	February 5, 2027	—		—		—		—
	March 6, 2017	—	(2)	—		—		10,002	(3)	278,256	(4)	—		—
	February 6, 2018	27,500	(2)	32,500	(2)	$6.80	February 5, 2028	—		—		—		—
	February 6, 2018	—		—		—		20,000	(3)	556,400	(4)	—		—
	February 6, 2018	—		—		—		88,628	(3)	2,465,631	(4)	—		—
	March 25, 2019	23,396	(2)	101,382	(2)	$23.34	March 24, 2029	—		—		—		—
	March 25, 2019	—		—		—		65,982	(3)	1,835,619	(4)	—		—
	March 25, 2019	—		—		—		—		—		131,965	(7)	3,671,266	(4)

K. Thomas Bailey	January 16, 2018	3,958	(5)	49,480	(5)	$8.16	January 15, 2028	—		—		—		—
	January 18, 2018	—		—		—		35,000	(6)	973,700	(4)	—		—
	March 25, 2019	5,719	(2)	24,782	(2)	$23.34	March 24, 2029	—		—		—		—
	March 25, 2019	—		—		—		16,129	(3)	448,709	(4)	—		—
	March 25, 2019	—		—		—		—		—		32,258	(7)	897,418	(4)

Joseph M. Beechem	April 19, 2012	82,968	(1)	—		$1.92	April 18, 2022	—		—
	January 10, 2013	24,999	(1)	—		$6.72	January 9, 2023	—		—
	January 31, 2014	35,000	(1)	—		$18.18	January 30, 2024	—		—
	February 9, 2015	45,000	(1)	—		$12.77	February 8, 2025	—		—
	February 3, 2016	23,959	(2)	1,041	(2)	$12.94	February 2, 2026	—		—
	February 6, 2017	14,167	(2)	5,833	(2)	$18.80	February 5, 2027	—		—
	March 6, 2017	—		—		—		3,334	(3)	92,752	(4)
	February 6, 2018	9,166	(2)	10,834	(2)	$6.80	February 5, 2028	—		—
	February 6, 2018	—		—		—		6,667	(3)	185,476	(4)
	February 6, 2018	—		—		—		30,196	(3)	840,053	(4)
	March 25, 2019	5,719	(2)	24,782	(2)	$23.34	March 24, 2029	—		—		—		—

	March 25, 2019	—		—		—	—	16,129	(3)	448,709	(4)	—		—
	March 25, 2019	—		—		—	—	—		—		32,258	(7)	897,418	(4)

J. Chad Brown	July 5, 2017	18,749	(5)	23,751	(5)	$16.35	July 4, 2027	—		—		—		—
	February 6, 2018	2,395	(2)	5,417	(2)	$6.80	February 5, 2028	—		—		—		—
	March 6, 2017	—		—		—		3,334	(3)	92,752	(4)	—		—
	March 25, 2019	5,719	(2)	24,782	(2)	$23.34	March 24, 2029	—		—		—		—
	March 25, 2019	—		—		—		17,177	(3)	477,864	(4)	—		—
	March 25, 2019	—		—		—		—		—		32,258	(7)	897,418	(4)

David Ghesquiere	December 5, 2013	93,000	(1)	—		$12.50	December 4, 2023	—		—
	February 9, 2015	45,000	(1)	—		$12.77	February 8, 2025	—		—
	February 5, 2016	23,959	(2)	1,041	(2)	$12.94	February 4, 2026	—		—
	November 11, 2016	2,187	(2)	3,438	(2)	$22.71	November 10, 2026	—		—
	February 6, 2017	2,917	(2)	5,833	(2)	$18.80	February 5, 2027	—		—
	February 6, 2017	—		—		—		3,334	(3)	92,752	(4)
	February 6, 2018	9,166	(2)	10,834	(2)	$6.80	February 5, 2028	—		—
	February 6, 2018	—		—		—		6,667	(3)	185,476	(4)
	February 6, 2018	—		—		—		29,412	(3)	818,242	(4)
	March 25, 2019	2,629	(2)	14,644	(2)	$23.34	March 24, 2029	—		—		—		—
	March 25, 2019	—		—		—		9,531	(3)	265,152	(4)	—		—
	March 25, 2019	—		—		—		—		—		19,062	(7)	530,305	(4)

(1)	The options have fully vested.

(2)
Options vest in equal monthly installments from the vesting commencement date over four years. Notwithstanding the foregoing, if the named executive officer is terminated without cause or resigns for good reason (each as defined in the executive’s applicable stock option agreement), in each case, following a change in control (as defined under our 2013 Equity Incentive Plan), then 100% of the then-unvested shares will vest.

(3)
One third of the restricted stock units vest on the first market trading day following the first anniversary of vesting commencement date and one third of the restricted stock units vest annually on the first market trading day after each of the second and third anniversaries of the vesting commencement date. Notwithstanding the foregoing, if the named executive officer is terminated without cause or resigns for good reason (each as defined in the executive’s applicable restricted stock unit agreement), in each case, following a change in control (as defined under our 2013 Equity Incentive Plan), then 100% of the then-unvested shares will vest.

(4)
The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of our common stock on The NASDAQ Stock Market on December 31, 2019, the last trading day of the year, which was $27.82 per share.

(5)
Twenty-five percent of the options vest on the one year anniversary of the start date, and the remaining options will vest monthly over the next thirty-six months in approximately equal monthly amounts. Notwithstanding the foregoing, if Mr. Bailey or Mr. Brown is terminated without cause or resigns for good reason (each as defined in the executive’s applicable stock option agreement), in each case, following a change in control (as defined under our 2018 Inducement Equity Incentive Plan), then 100% of the then-unvested shares will vest.

(6)
The restricted stock units vest on the second anniversary of Mr. Bailey’s start date. Notwithstanding the foregoing, if Mr. Bailey is terminated without cause or resigns for good reason (each as defined in the executive’s applicable restricted stock unit agreement), in each case, following a change in control (as defined under our 2018 Inducement Equity Incentive Plan), then 100% of the then-unvested shares will vest.

(7)
The PSUs are earned and become eligible to vest based on the achievement of pre-set, objective Product & Service Revenue goals for fiscal year 2020. Once the number of PSUs for which performance has been achieved has been determined, 50% of those PSUs will vest immediately, and the remaining 50% of those PSUs will vest on the one-year anniversary of the determination date, subject to the executive’s continued service through each vesting date. In addition, the vesting of the PSUs may be accelerated upon a change in control and/or a qualifying termination of the executive’s employment, as described in further detail in the section below entitled “Potential Payments upon Termination or Change in Control.”

Option Exercises and Stock Vested
The following table sets forth information regarding exercises of equity awards by our NEOs for the year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
R. Bradley Gray	63,375	$1,482,999	74,730	$2,135,795
K. Thomas Bailey	41,562	696,476	—	—
Joseph M. Beechem	—	—	25,932	737,375
J. Chad Brown	19,688	172,985	27,454	726,354
David Ghesquiere	25,375	210,256	28,040	783,692
Executive Employment Arrangements
Each NEO is an “at-will” employee. Employment agreements with our NEOs provide for one or more of the following: annual base salary, an annual cash incentive payment targeted at a percentage of the NEO’s base salary, initial grants of stock options and/or restricted stock units and participation in our Company-wide employee benefit plans. In addition, the employment agreements we have entered into with our NEOs provide for severance payments and benefits as described below.
The current base salary and target annual cash incentive as a percentage of each NEO’s base salary for 2020 is as follows:

Name	2020 Base Salary	Target Cash Incentive
R. Bradley Gray	$618,000	85%
K. Thomas Bailey	422,000	50%
Joseph M. Beechem	407,000	50%
J. Chad Brown	407,000	50%
David Ghesquiere	394,500	50%
Potential Payments upon Termination or Change in Control
We have entered into employment agreements with our NEOs that contain severance and change in control provisions which require us to provide specific payments and benefits in connection with the termination of our NEOs’ employment in certain circumstances. If the event of our termination of the NEO’s employment other than for “cause” (as defined in each employment agreement and summarized below) (and that is not by reason of the NEO’s death or disability), or due to the NEO’s resignation from employment with us for “good reason” (as defined in each employment agreement and summarized below), the NEO will receive continuing base salary payments for a period of six months (or in Mr. Gray’s case, 12 months). However, if such termination other than for “cause,” death or disability, or such resignation for “good reason,” in either case, occurs within 12 months following a “change in control” (as defined in our 2013 Equity Incentive Plan or, for Mr. Bailey, under our 2018 Inducement Equity Incentive Plan), the NEO instead will be entitled to the following:

•	a lump sum payment equal to 12 months (or in Mr. Gray’s case, 24 months) of his then-effective base salary;

•
100% (or in Mr. Gray’s case, 200%) of his target annual cash incentive payment. This will be calculated based on the completion of a full calendar year and at the then-effective target percentage times the then-effective base salary; and

•	reimbursement of premiums paid for continuation coverage under COBRA for the NEO and his eligible dependents for up to 12 months (or in Mr. Gray’s case, 24 months).
In order to receive the severance benefits detailed above, each NEO is obligated to execute a release of claims against us, provided that the release becomes enforceable and irrevocable not later than 60 days following such NEO’s termination date, and to continue to comply with the terms of certain non-solicitation and non-competition requirements under the NEO’s proprietary information and inventions agreement (and for Messrs. Gray and Ghesquiere and Dr. Beechem, certain other restricted covenants, such as non-disparagement requirements, contained in the employment agreement, and for Messrs. Bailey and Brown, any other obligations under his proprietary information and inventions agreement). Mr. Bailey’s release of claims agreement will contain certain restrictive covenants, such as non-solicit provisions and mutual non-disparagement requirements.
For each of Messrs. Gray and Ghesquiere and Dr. Beechem, the employment agreements provided “double trigger” acceleration of vesting of their new hire equity awards in the event of a termination without cause or resignation for good reason, in either event that occurs after a change in control of the Company. However, each of these new hire awards have fully vested based on continued service to the Company over time. NEO equity awards generally contain similar “double trigger” vesting acceleration provisions, as described below. For each of Messrs. Bailey and Brown, the employment agreements provided “double trigger” acceleration of vesting of their new hire equity awards in the event of a termination without cause or resignation for good reason, in either event that occurs on or within 12 months after a change in control of the Company.
We do not provide for any gross ups for any excise taxes that may be imposed by Section 4999 of the Internal Revenue Code. The employment agreements with Messrs. Bailey and Brown each include a Section 280G “best results” provision that provides that, in the event that any payment to the applicable NEO is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a “parachute payment” under Section 280G of the Internal Revenue Code), the NEO will be entitled to receive such payment as would entitle him to receive the greatest after-tax benefit of either the full payment or a lesser payment which would result in no portion of such severance benefits being subject to excise tax. As described below, in 2020, the employment agreements of each other NEO’s were revised to include a similar “best results” provision.
For purposes of the 2013 Equity Incentive Plan, 2018 Inducement Equity Incentive Plan, and change in control benefits contained in the NEOs’ employment agreements, “change in control” means generally means:

•
the date that any one person, or more than one person acting as a group, acquires ownership of our capital stock that, together with the stock held by such person or such group, constitutes more than 50% of the total voting power of our capital stock;

•
the date that a majority of members of the board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the board prior to such date; or

•
the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or group) assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions.

For purposes of each of the employment agreements with our NEOs (other than Messrs. Bailey and Brown), “cause” means generally:

•	a violation of one of our material written policies that continues uncured for 30 days after notification by us;

•	an act of dishonesty in connection with such NEO’s responsibilities as our employee;

•	such NEO’s conviction of, or plea of nolo contendere to, a felony;

•	such NEO’s gross misconduct;

•	such NEO’s failure or refusal to follow the lawful and proper directives of the board of directors which are within his duties that are not corrected within 30 days after written notice; or

•	such NEO’s material breach of his proprietary information agreement or the non-disparagement provision of his employment agreement.
For purposes of each of the employment agreements with Messrs. Bailey and Brown, “cause” means generally:

•
such NEO’s failure to perform (or in Mr. Bailey’s case, substantially perform) his duties and responsibilities (other than a failure from his disability) after receiving written notice of the alleged failure and 10 days’ opportunity to cure;

•	such NEO’s commission of any act of fraud, embezzlement, dishonesty or misrepresentation;

•	such NEO’s violation of any federal or state law or regulation applicable to our business or the business of our affiliates;

•	such NEO’s breach of any confidentiality agreement or invention assignment agreement with us (or any affiliate of our affiliates);

•
such NEO’s being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, us or our affiliates; or

•	in Mr. Bailey’s case, his failure to provide us with proof of his authorization to work in the U.S. (which has been provided)
For purposes of each of the employment agreements with our NEOs (other than Messrs. Bailey and Brown), “good reason” means generally any of the following, without such NEO’s written consent:

•
for Mr. Gray, a material and permanent diminution in his duties, authority or responsibilities causing such position to be of materially reduced stature or responsibility including a requirement that he is required to report to a corporate officer or employee instead of reporting directly to our board of directors or, if we become a subsidiary of another corporation, the board of directors of our parent company;

•
for Dr. Beechem and Mr. Ghesquiere, a material, adverse and permanent diminution in such NEO’s position, causing such position to be of materially reduced stature or responsibility, provided that the continuance of his duties and responsibilities at the subsidiary or divisional level following a change in control, rather than at the parent, combined or surviving company level following the change in control, will not be deemed good reason within the meaning of this clause;

•	for Mr. Gray, our material breach of any provision of his employment agreement;

•	for Dr. Beechem and Mr. Ghesquiere, our material breach of such NEO’s employment agreement that continues uncured for 30 days following notice by him;

•	a refusal by such NEO to relocate to a facility or location more than 40 miles (or, for Mr. Gray, more than 50 miles) from our then-current location;

•	a reduction of more than 5% (10% for Mr. Gray) of his base salary then in effect (other than a reduction applicable to officers of the Company generally); or

•
for Dr. Beechem and Mr. Ghesquiere, a material reduction in the kind and level of employee benefits (other than base salary) which results in a substantial reduction of the NEO’s overall benefits package (other than a reduction applicable to officers of the Company generally).

To qualify as a resignation for good reason, the NEO must provide notice to us within 30 days (90 days for Mr. Gray) after the initial existence of the condition or event described above and allow us to cure the condition or event within 30 days following our receipt of the notice, and if not cured, the NEO thereafter elects to terminate his employment voluntarily within 30 days after the expiration of the period for correcting such condition or event. In addition, any change in the NEO’s job function or responsibilities in order to accommodate a disability under the Americans with Disabilities Act, the Family Medical Leave Act or any analogous statute or law will not constitute a basis for the NEO to resign for good reason.
For purposes of each of the employment agreements with Messrs. Bailey and Brown, “good reason” means generally such NEO’s resignation within 30 days after the expiration of the cure period described below following the occurrence of any of the following, without his express written consent:

•
the assignment to such NEO of any duties or the reduction of his duties, either of which results in a material diminution in his position or responsibilities with us, provided that the continuance of his duties and responsibilities at the subsidiary or divisional level following a change in control, rather than at the parent, combined, or surviving company level following such change in control will not be deemed good reason;

•	a material reduction in such NEO’s base salary;

•
a material change in the geographic location at which such NEO must perform services (for purposes of the foregoing, his relocation to a facility or a location less than 25 miles from his then-present location will not be considered a material change in geographic location); or

•	our material breach of any material provision of such NEO’s employment agreement.
Such NEO’s resignation will not be deemed to be for good reason unless he has first provided us with written notice of the acts or omissions constituting the grounds for good reason within 90 days of the initial existence of the grounds for good reason and a reasonable cure period of not less than 30 days following the date we receive such notice, and such condition has not been cured during such period.
In February 2020, the compensation committee approved an amendment to the employment agreements of our NEOs. The compensation committee reviewed an analysis of current market practice with respect to severance arrangements in our compensation peer group prepared by our independent compensation consultant. As a result of this review, the compensation committee recommended that we enter into the employment agreement amendments to adjust severance payments to our executives, including our NEOs, in connection with certain terminations of their employment, and the tax treatments of such severance payments, to align our practices more closely with our compensation peer group. Specifically, each of the amendments provides that, upon termination without cause or resignation for good reason, in each case, not in connection with a change in control transaction, such impacted executive will be entitled to receive paid premiums under COBRA for up to six months (or, in the case of Mr. Gray, paid premiums under COBRA for up to 12 months). The amendments for Messrs. Gray, Beechem and Ghesquiere also add a Section 280G “best results” provision similar to such provision in the agreements with Messrs. Bailey and Brown.
NEO Equity Awards
The time-based equity awards granted to our NEOs generally include “double trigger” acceleration provisions. Under these provisions, if the NEO is terminated without “cause” or resigns for “good reason,” in each case, following a “change in control” (as defined under the applicable equity plan under which the award was granted), the time-based equity award will vest in full immediately prior to such termination, provided that with respect to the new hire equity grants to Messrs. Bailey and Brown, in order for the applicable NEO to receive this acceleration of vesting, his termination without cause or for good reason must occur within 12 months following a change in control.
With respect to the above-described equity acceleration provisions, the definitions of “cause” and “good reason” are substantially the same as those set forth in Mr. Bailey’s employment agreement and described above, except that the “cause” definition does not include failure to provide proof of authorization to work in the U.S., and the good reason definition is triggered by a material breach of the applicable equity award agreement, rather than of the employment agreement. In addition, not all of the equity awards include the proviso that the continuance of the NEO’s duties and responsibilities at the subsidiary or divisional level following a change in control (rather than at the parent, combined, or surviving company level following such change in control) will not be deemed good reason.
With respect to the PSUs granted to our NEOs in 2019, if the Company experiences a change in control before the end of the 2020 fiscal year, the performance goals would no longer apply, and the award would vest as a time-based award as to 50% immediately and, subject to the executive’s continued service through the vesting date, 50% on the one-year anniversary of the change in control (or under the terms of our 2013 Equity Incentive Plan, if the award is not assumed, as if immediately before the change in control, as described below). The PSUs for which performance has been achieved, or deemed achieved as a result of a change in control, are also subject to “double trigger” acceleration of vesting provisions similar to those described in the previous paragraph, except that the good reason trigger for a material diminution in the NEO’s position or responsibilities with us does not include the proviso that the continuance of the NEO’s duties and responsibilities at the subsidiary or divisional level following a change in control (rather than at the parent, combined, or surviving company level following such change in control) will not be deemed good reason.

2013 Equity Incentive Plan and 2018 Inducement Equity Incentive Plan
Our 2013 Equity Incentive Plan, or the 2013 Plan, and our 2018 Inducement Equity Incentive Plan, each provide that in the event of a merger or “change in control,” as defined under the applicable plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time.
Under our 2013 Plan, if the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation not at the request of the acquirer, his outstanding stock options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his restricted stock and restricted stock units will lapse, and all performance goals or other vesting requirements for his awards with performance-based vesting will be deemed achieved at 100% of target levels, and all other terms and conditions met.
The following table describes the payments and benefits that each of our NEOs would be entitled to receive upon a change in control or upon termination of his employment in the circumstances described above under the plans and arrangements with our NEOs described above. Payments and benefits are estimated assuming that the triggering event took place on December 31, 2019, and the price per share of our common stock is the closing price on The Nasdaq Global Market as of that date.

	Employment Termination Without Cause or For Good Reason
	No Change in Control(1)	Within 12 months Following a Change in Control				More than 12 months after a Change in Control(1)		Upon a Change in Control
Name	Severance Payments (2)	Severance Payments (3)	Annual Cash Incentive Payment(4)	Equity Acceleration(5)	Health Care Benefits(6)	Severance Payments(2)	Equity Acceleration(5)	PSUs(7)
R. Bradley Gray	$600,000	$1,200,000	$1,020,000	$8,305,477	$44,560	$600,000	$8,305,477	$1,835,619
K. Thomas Bailey	207,500	415,000	207,500	2,954,918	22,280	207,500	1,008,441	448,709
Joseph M. Beechem	197,500	395,000	197,500	2,422,557	22,280	197,500	2,422,557	448,709
J. Chad Brown	197,500	395,000	197,500	1,516,638	22,280	197,500	1,244,213	448,709
David Ghesquiere	191,250	382,500	191,250	2,005,782	22,280	191,250	2,005,782	265,153

(1)
The amounts shown in these columns for each NEO reflect the severance payments that the NEO would be entitled to receive under his employment agreement as in effect on December 31, 2019, and therefore do not reflect the reimbursement of COBRA premiums that would be provided to the NEO upon a qualifying termination that does not occur within 12 months following a change in control, pursuant to the amendment of the employment agreement in February 2020. The estimated cost of such reimbursements is (i) $22,280 for Mr. Gray, (ii) $11,140 for Mr. Bailey, (iii) $11,140 for Dr. Beechem, (iv) $11,140 for Mr. Brown, and (v) $11,140 for Mr. Ghesquiere.

(2)	The amount shown in this column for each NEO consists of continuing payments of the NEO’s base salary as of December 31, 2019, for a period of six months (or in Mr. Gray’s case, twelve months).

(3)	The amount shown in this column for each NEO consists of a lump sum payment equal to twelve months (or in Mr. Gray’s case, twenty-four months) of the NEO’s base salary as of December 31, 2019.

(4)
The amount shown in this column for each NEO consists of a lump sum payment equal to 100% (or in Mr. Gray’s case, 200%) of the NEO’s target annual cash incentive payment, which is calculated based on the completion of a full calendar year and the then-effective target percentage times the then-effective base salary.

(5)
The amount shown in this column for each NEO consists of the value of the portions of the unvested in-the-money options, restricted stock unit awards and PSUs (which represent the remaining 50% of the PSUs that do not accelerate upon a change in control) held by the NEO for which vesting is accelerated upon the triggering event. The value of each such portion of such equity awards is calculated by multiplying (x) the closing stock price of our common stock of $27.82 per share on December 31, 2019, as reported on the Nasdaq Global Market (and in the case of options, less the exercise price per share of the option) by (y) the number of shares covered by such portion of the equity award.

(6)
The amount shown in this column for each NEO consists of the estimated cost of reimbursement of premiums paid for continuation coverage under COBRA for the NEO and his eligible dependents for up to 12 months (or in Mr. Gray’s case, 24 months).

(7)
The amount shown in this column for each NEO consists of the value of the portion of the PSUs awards held by the NEO for which vesting is accelerated upon a change in control, which represents 50% of the NEO’s PSUs. The value of each such portion of such equity awards is calculated by multiplying (x) the closing stock price of our common stock of $27.82 per share on December 31, 2019, as reported on the Nasdaq Global Market by (y) the number of shares covered by such portion of the equity award.

CEO Pay Ratio
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.
Measurement Date
We identified the median employee using our employee population on December 31, 2019 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).
Consistently Applied Compensation Measure (CACM)
Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure”, or CACM. We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee: (a) annual base pay, (b) annual cash incentive, and (c) the estimated grant date fair value of any equity awards granted during 2019. In identifying the median employee, we converted compensation amounts paid in foreign currencies based on the applicable annual average exchange rate.
Methodology and Pay Ratio
After applying our CACM method, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual total direct compensation in accordance with the requirements of the Summary Compensation Table. Our median employee compensation as calculated using Summary Compensation Table requirements was $101,191. Our Chief Executive Officer’s total annual compensation as reported in the Summary Compensation Table was $7,288,840. Therefore, our CEO Pay Ratio for 2019 is approximately 72:1.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the compensation committee nor management of the company used the CEO Pay Ratio measure in making compensation decisions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 20, 2020 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
The percentage of beneficial ownership shown in the table is based upon 37,707,684 shares outstanding as of April 20, 2020.
Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after April 20, 2020, as well as restricted stock units that vest on or before such date. Certain of the options granted to our named executive officers may be exercised prior to the vesting of the underlying shares. We refer to such options as being “early exercisable.” Shares of common stock issued upon early exercise are subject to our right to repurchase such shares until such shares have vested. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Except as otherwise noted below, the address for each person or entity listed in the table is c/o NanoString Technologies, Inc., 530 Fairview Avenue North, Seattle, Washington 98109.

Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
ARK Investment Management LLC (1)	3,055,316	8.1%
Entities affiliated with Morgan Stanley (2)	4,128,646	10.9%
Sumitomo Mitsui Trust Holdings Inc. (3)	3,830,929	10.2%
Blackrock, Inc. (4)	3,300,087	8.8%
Pura Vida Investments, LLC (5)	1,963,401	5.2%
Directors and Named Executive Officers:
R. Bradley Gray (6)	647,290	1.7%
K. Thomas Bailey (7)	20,707	*
Joseph M. Beechem, Ph.D. (8)	307,069	*
J. Chad Brown (9)	37,608	*
David W. Ghesquiere (10)	217,775	*
William D. Young (11)	118,975	*
Elisha Finney (12)	39,568	*
Robert Hershberg, M.D., Ph.D. (13)	53,592	*
Kirk Malloy, Ph.D. (14)	40,511	*
Gregory Norden (15)	81,232	*
Charles P. Waite (16)	60,826	*
All directors and executive officers as a group (11 persons) (19)	1,625,153	4.2%
(*) Less than one percent.

(1)
Based solely on the most recently available Schedule 13G filed with the SEC on February 14, 2020. The address of the foregoing persons and entities is 3 East 28th Street, 7th Floor, New York, New York 10016.

(2)
The number of shares owned set forth above is based solely on the most recently available Schedule 13G/A filed with the SEC on February 14, 2020. The address of the foregoing persons and entities is 1585 Broadway, New York, New York 10036.

(3)
The number of shares owned set forth above is based solely on the most recently available Schedule 13G filed with the SEC on February 12, 2020. The address of the foregoing persons and entities is 1-1, Shibakoen, 1-Chomeminato-Ku, Tokyo M0 105-001.

(4)
The number of shares owned set forth above is based solely on the most recently available Schedule 13G/A filed with the SEC on February 5, 2020. The address of the foregoing persons and entities is 55 East 52nd Street, New York, New York 10055.

(5)
The number of shares owned set forth above is based solely on the most recently available Schedule 13G/A filed with the SEC on January 17, 2020. Efrem Kamen may be deemed to beneficially own the shares held of record by Pura Vida Investments, LLC. The address of the foregoing persons and entities is 150 East 52nd Street, Suite 32001, New York, New York 10022.

(6)	Includes 102,903 shares held and options to purchase 544,387 shares that are exercisable within 60 days of April 20, 2020, all of which are vested as of such date.

(7)	Consists of options to purchase 17,447 shares that are exercisable within 60 days of April 20, 2020, all of which are vested as of such date.

(8)	Includes 56,237 shares held and options to purchase 250,832 shares that are exercisable within 60 days of April 20, 2020, all of which are vested as of such date.

(9)	Includes 22,244 shares held and options to purchase 15,364 shares that are exercisable within 60 days of April 20, 2020, all of which are vested as of such date.

(10)	Includes 70,326 shares held and options to purchase 147,449 that are exercisable within 60 days of April 20, 2020, all of which are vested as of such date.

(11)
Includes 30,000 shares held, 1,890 restricted stock units scheduled to vest and options to purchase 87,085 shares that are exercisable within 60 days of April 20, 2020, all of which are vested as of such date.

(12)	Includes 1,890 restricted stock units scheduled to vest and options to purchase 37,678 shares that are exercisable within 60 days of April 20, 2020, all of which are vested as of such date.

(13)	Includes 1,890 restricted stock units scheduled to vest and options to purchase 51,702 shares that are exercisable within 60 days of April 20, 2020, all of which are vested as of such date.

(14)	Includes 1,890 restricted stock units scheduled to vest and options to purchase 38,621 shares that are exercisable within 60 days of April 20, 2020, all of which are vested as of such date.

(15)
Includes 10,000 shares held, 1,890 restricted stock units scheduled to vest and options to purchase 69,342 shares that are exercisable within 60 days of April 20, 2020, all of which are vested as of such date.

(16)	Includes 1,890 restricted stock units scheduled to vest and options to purchase 58,936 shares that are exercisable within 60 days of April 20, 2020, all of which are vested as of such date.

(17)	Includes 294,970 shares held, 11,340 restricted stock units scheduled to vest, and options to purchase 1,318,843 shares that are exercisable within 60 days of April 20, 2020.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table summarizes information about our equity compensation plans as of December 31, 2019. All outstanding awards relate to our common stock.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (1)
Equity compensation plans approved by security holders:
2004 Stock Option Plan	494,100	$2.93	—
2013 Equity Incentive Plan	4,995,358	11.52	713,716
2013 Employee Stock Purchase Plan	—	N.A.	344,670
Equity compensation plans not approved by security holders:	138,438	10.56	70,000
Total	5,627,896	N.A.	1,128,386
(1) Our 2013 Equity Incentive Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 1,406,250 shares; (b) 5% of the outstanding shares of common stock as of the last day of the immediately preceding fiscal year; and (c) such other amount as the board of directors may determine. Our 2013 Employee Stock Purchase Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 1% of the outstanding shares of common stock on the first day of such fiscal year; (b) 281,250 shares; and (c) such other amount as the board of directors, or a committee appointed by the board of directors, may determine.
(2) On January 15, 2018, our board of directors adopted the NanoString Technologies, Inc. 2018 Inducement Equity Incentive Plan, or the Inducement Plan, and, subject to the adjustment provisions of the Inducement Plan, reserved 250,000 shares of our common stock for issuance pursuant to equity awards granted under the Inducement Plan. The Inducement Plan was adopted without stockholder approval pursuant to Rule 5635(c)(4) and Rule 5635(c)(3) of the Nasdaq Listing Rules. The Inducement Plan provides for the grant of equity-based awards, including nonstatutory stock options, restricted stock units, restricted stock, stock appreciation rights, performance shares and performance units, and its terms are substantially similar to our 2013 Equity Incentive Plan, including with respect to treatment of equity awards in the event of a “merger” or “change in control” as defined under the Inducement Plan, but with such other terms and conditions intended to comply with the Nasdaq inducement award exception or to comply with the Nasdaq acquisition and merger exception. However, our 2013 Equity Incentive Plan permits certain exchange programs (including repricings) without stockholder approval, while the Inducement Plan requires stockholder approval for such exchange programs.

RELATED PERSON TRANSACTIONS
Related Person Transaction Policy
We have adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities, and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related person transaction with us without the prior approval or, in the case of pending or ongoing related person transactions, ratification of our audit committee. For purposes of our policy, a related person transaction is a transaction, arrangement or relationship where we were, are or will be involved and in which a related person had, has or will have a direct or indirect material interest, other than transactions available to all of our United States employees.
Certain transactions with related parties, however, are excluded from the definition of a related person transaction including, but not limited to: (1) transaction with another company at which a related person’s only relationship is as an employee (excluding as an executive officer or a director) or beneficial owner of less than 5% of that company’s shares; (2) transaction where the related person’s interest arises solely from the ownership of our equity securities and all holders of our common stock received the same benefit on a pro rata basis (e.g. dividends); (3) transactions available to all employees generally; (4) transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $50,000; and (5) transactions in which the related person’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from the Company.
No member of the audit committee may participate in any review, consideration or approval of any related person transaction where such member or any of his or her immediate family members, or any entities with which the audit committee member is affiliated, is the related person. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to: (1) the benefits and perceived benefits, or lack thereof, to our company; (2) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (3) the materiality and character of the related person’s direct and indirect interest; (4) the actual or apparent conflict of interest of the related person; (5) the availability of other sources for comparable products or services; (6) the opportunity costs of alternative transactions; (7) the terms of the transaction; (8) the commercial reasonableness of the terms of the proposed transaction; and (9) terms available to unrelated third parties or to employees under the same or similar circumstances. In reviewing proposed related person transactions, the audit committee will only approve or ratify related person transactions that are in, or not inconsistent with, the best interests of our company and stockholders, as the audit committee determines in good faith.
In addition to the arrangements described below, we have also entered into the arrangements which are described where required in the section captioned “Executive Compensation — Executive Employment Arrangements”.
Indebtedness of Directors and Officers
None of our current or former directors or executive officers is indebted to us, nor are any of these individuals indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by us.
Other Transactions
We have entered into separate indemnification agreements with each of our directors and certain of our officers, including our named executive officers.
We have granted stock options, performance stock units and restricted stock units to our named executive officers, other executive officers and our non-employee directors.
Certain of our executive officers are participants in our 2013 Employee Stock Purchase Plan.

OTHER MATTERS
Third Party Compensation of Directors
None of our directors are a party to any agreement or arrangement that would require disclosure pursuant to NASDAQ Rule 5250(b)(3).
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC and NASDAQ. Such directors, executive officers, and ten percent stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.
Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2019, all of our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except that Mr. R. Bradley Gray, President, Chief Executive Officer and Director, and Mr. David Ghesquiere, Senior Vice President, Corporate & Business Development, each in one instance did not timely file information regarding the exercise of a stock option and acquisition of the underlying shares pursuant to the exercise, which information was inadvertently omitted from the initial Form 4 filings reporting such officers’ disposition of shares of common stock following such option exercises. The inadvertent omission of the foregoing information was subsequently reported in amended Form 4 filings.
2019 Annual Report and SEC Filings
Our financial statements for the year ended December 31, 2019 are included in our annual report on Form 10-K. Our annual report and this proxy statement are posted on our website at www.nanostring.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Douglas S. Farrell, Investor Relations, NanoString Technologies, Inc., 530 Fairview Avenue North, Seattle, WA 98109.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
THE BOARD OF DIRECTORS
Seattle, Washington
April 27, 2020

NANOSTRING TECHNOLOGIES, INC. 530 FAIRVIEW AVENUE NORTH SEATTLE, WA 98109
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NSTG2020

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E45660-P06684                         KEEP THIS PORTION FOR YOUR RECORDS
 DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NANOSTRING TECHNOLOGIES, INC.
The Board of Directors recommends you vote
FOR the following:
1.	Election of Directors
	Nominees:		For	Withhold

	1a.	R. Bradley Gray	☐	☐
	1b.	Robert M. Hershberg, M.D., Ph.D.	☐	☐
	1c.	Kirk D. Malloy, Ph.D.	☐	☐

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.					☐	☐	☐

FOR the following:
3.	To approve, on an advisory basis, the compensation of our named executive officers.					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date
—

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

E45661-P06684

NANOSTRING TECHNOLOGIES, INC. Annual Meeting of Stockholders June 16, 2020, 9:00 AM PDT This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Mr. R. Bradley Gray and Mr. K. Thomas Bailey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NANOSTRING TECHNOLOGIES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM PDT on June 16, 2020, as a virtual meeting via live webcast on the Internet, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side